SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

Filed by the Registrant  ☒                             Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☒	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

ARMSTRONG FLOORING, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than Registrant)

Payment of Filing Fee (check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:

	(2)	Aggregate number of securities to which transaction applies:

	(3)	Perunit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	(4)	Proposed maximum aggregate value of transaction:

	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

ARMSTRONG FLOORING, INC.

2500 COLUMBIA AVENUE, P.O. BOX 3025

LANCASTER, PA 17603

www.armstrongflooring.com

April [xx], 2021

2021 ANNUAL MEETING OF STOCKHOLDERS

Dear Fellow Stockholders:

We look forward to your attendance virtually via the Internet or by proxy at the 2021 Armstrong Flooring, Inc. Annual Stockholders’ Meeting. We will hold the meeting at 9:00 a.m. Eastern Time on Friday, June 4, 2021. To provide a consistent and convenient experience for all stockholders regardless of location, we have adopted an entirely virtual format for this meeting.

In early 2020, just prior to the widespread and unprecedented COVID-19 pandemic, we established a multi-year strategic roadmap to transform and modernize our operations to become a leaner, faster-growing, and more profitable business.

The transformation encompasses three critical objectives:

•	expanding customer reach;

•	simplifying product offerings and operations; and

•	strengthening core capabilities.

The Company implemented a new operating model in 2020 to accomplish these objectives more effectively by:

•	placing customers first by aligning services and products through a more seamless value chain;

•	leading the industry in product innovation;

•	simplifying processes and operating complexity to become more competitive and efficient;

•	realigning the go-to-market model to reach all relevant channels and customers;

•	implementing system changes to improve operations, reduce costs and reignite organic growth; and

•	investing thoughtfully with a return-focused mindset.

I am proud of the resilience that we demonstrated during the disruptions to our business caused by the COVID-19 pandemic in 2020. We immediately took actions to protect the health, safety, and welfare of our employees by implementing new safety protocols. Despite these operational changes, we continued to satisfy our customers’ needs for flooring products as residential owners increased their purchases. In addition, we stood firm on our commitment to our strategic direction and continued to invest in our employees, products, processes, and operations, despite this disruption all with significant support and guidance from our Board of Directors, who met sixteen (16) times during the volatile 2020 environment. We consider these investments to be critical to our strategy and prudent to allow us successfully create value in 2021 and beyond.

At the 2021 Annual Stockholders’ Meeting, we will vote to approve the election of directors, amendments to our Amended and Restated Certificate of Incorporation and 2016 Directors Stock Unit Plan, and on a non-binding advisory basis, the compensation of our named executive officers, and to ratify the selection of KPMG LLP as our independent registered public accounting firm. Please refer to the proxy statement for detailed information on each of the matters to be acted on at the meeting virtually via the Internet.

Your vote is important, and we strongly urge you to cast your vote. For most items, including the election of directors, your shares will not be voted if you do not provide voting instructions via the Internet, by telephone, or by returning a proxy or voting instruction card. We encourage you to vote promptly, even if you plan to attend the meeting virtually via the Internet.

On behalf of your Board of Directors, thank you for your continued support.

Very truly yours,

Larry S. McWilliams

Chair of the Board

NOTICE OF 2021 ANNUAL MEETING OF STOCKHOLDERS

Time and Date	9:00 a.m. Eastern time on Friday, June 4, 2021
Attendance	Via the Internet at www.virtualshareholdermeeting.com/AFI2021
Record Date	April 7, 2021

Notice is hereby given that the 2021 Annual Meeting of Stockholders of Armstrong Flooring, Inc. (the “Company”) will be held virtually, via the Internet at www.virtualshareholdermeeting.com/AFI2021, on Friday, June 4, 2021 at 9:00 a.m. Eastern time (the “Annual Meeting”) for the following purposes:

1.	To elect seven (7) director nominees named in the accompanying Proxy Statement to serve one-year terms expiring at the 2022 annual meeting of stockholders;

2.	To approve an amendment to the Company’s Amended and Restated Certificate of Incorporation to reduce the minimum and maximum number of directors that constitute our Board;

3.	To approve the Amended and Restated Armstrong Flooring, Inc. Directors Stock Unit Plan;

4.	To hold a non-binding, advisory vote to approve the compensation of the Company’s named executive officers;

5.	To ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for 2021; and

6.	To transact such other business that may properly come before the Annual Meeting or any adjournments or postponements thereof.

Only stockholders of record at the close of business on April 7, 2021 are entitled to notice of, and to vote at, the Annual Meeting, and any adjournments or postponements thereof.

By Order of the Board of Directors.

Christopher S. Parisi

Senior Vice President, General Counsel & Secretary

April [xx], 2021

YOUR VOTE IS IMPORTANT. We urge you to cast your vote promptly, even if you plan to attend the Annual Meeting via the Internet. You may vote via the Internet, by telephone, or, if you have received a printed version of these proxy materials, by mail. See “QUESTIONS & ANSWERS” on page 1 of the Proxy Statement for further information. Instructions on how to attend and participate via the Internet are posted at www.virtualshareholdermeeting.com/AFI2021. Stockholders may vote and submit questions while attending the meeting via the Internet.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF

PROXY MATERIALS FOR THE ANNUAL MEETING

TO BE HELD ON JUNE 4, 2021:

The Notice of Annual Meeting, Proxy Statement and

the Company’s 2020 Annual Report are available at www.proxyvote.com.

i

PROXY STATEMENT

We prepared this Proxy Statement under the direction of our Board of Directors (the “Board”) to solicit your proxy for use at our 2021 Annual Meeting of Stockholders to be held via the Internet on Friday, June 4, 2021 at 9:00 a.m. Eastern time (the “Annual Meeting”). When we refer to “we,” “our,” “us,” “Armstrong Flooring,” “AFI” and the “Company” in this Proxy Statement (the “Proxy Statement”), we are referring to Armstrong Flooring, Inc. This Proxy Statement and the related materials are first being distributed to stockholders on or about April 29, 2021.

QUESTIONS & ANSWERS

Why am I being asked to review these materials?

Our Board is soliciting proxies for use at the Annual Meeting. In order to solicit your proxy, we must furnish you with this Proxy Statement, which contains information about the proposals to be voted upon at the Annual Meeting. As a stockholder, you are invited to attend the Annual Meeting via the Internet and are entitled and encouraged to vote on the proposals described in this Proxy Statement.

Who is entitled to vote?

Each holder of record of our shares of common stock, par value $0.0001 per share (“Common Shares”), at the close of business on the record date, April 7, 2021 (the “Record Date”), is entitled to one vote for each Common Share owned on each matter to be voted on. As of the Record Date, 21,685,862 Common Shares were issued and outstanding and entitled to vote at the Annual Meeting, which number excludes 6,690,800 Common Shares held in treasury.

What must I do to attend the meeting via the Internet?

You may attend and participate in the Annual Meeting via the Internet at www.virtualshareholdermeeting.com/ AFI2021 where you will be able to vote and submit questions during the meeting. Stockholders who use the control number that was furnished to them with their copy of these proxy materials to log on to the meeting will be able to vote and submit questions during the meeting.

How do I vote?

You may vote your shares as follows:

By Internet Before the Annual Meeting - Go to www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During the Annual Meeting - Go to www.virtualshareholdermeeting.com/AFI2021

You may attend the Annual Meeting via the Internet and vote during the Annual Meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

By Phone (1-800-690-6903)—Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

By Mail—Mark, sign, and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

If your shares are registered directly in your own name with our transfer agent, AST Financial (“AST”), you are considered a “stockholder of record” with respect to those shares, and the Notice has been sent directly to you. If you hold your shares through a broker, bank, or other nominee, you are considered a “beneficial owner” of those shares, holding such shares in “street name.” If you are a beneficial owner of shares, you will receive instructions from your broker or other nominee describing how to instruct your broker or nominee to vote your shares. To vote online at the Annual Meeting, beneficial owners will need to contact the broker, trustee or nominee that holds their shares to obtain a “legal proxy” that will permit them to vote their shares via the Internet at the meeting.

What is the deadline for voting if I do not plan to attend the Annual Meeting?

You may vote via the Internet or by telephone until 11:59 p.m., Eastern Time, on June 3, 2021, or Broadridge Investor Communications Solutions, Inc. must receive your paper proxy card by mail on or before June 3, 2021.

Can I change my vote after I have delivered my proxy?

A subsequent vote will change your prior vote. The last vote received prior to the Annual Meeting will be the one counted. If you are a stockholder of record, you may also change your vote by voting online during the Annual Meeting. Beneficial owners wishing to change their votes after returning voting instructions to their broker or other nominee must contact the broker or nominee directly.

Can I revoke a proxy?

Yes. A stockholder of record may revoke a properly executed proxy at any time before its exercise by submitting a letter addressed to, and received by, our Corporate Secretary, by delivering later dated proxy instructions or by voting online during the meeting. Beneficial owners cannot revoke their proxies at the Annual Meeting because the registered stockholders (the broker, bank, or other nominees) will not be present. Beneficial owners who wish to vote online during the Annual Meeting must obtain a legal proxy from their broker, bank, or other nominee.

Who will vote my shares at the Annual Meeting and how will they vote my shares if I provide voting instructions and/or grant my proxy?

Larry S. McWilliams, Chair of the Board, and James C. Melville, Chair of the Board’s Nominating and Governance Committee (the “Governance Committee”), were designated by the Board to vote all proxies, or record an abstention, in accordance with the directions on the proxy. If no contrary direction is given, the shares will be voted as recommended by the Board.

Who will count the votes and how much does it cost the Company?

We have engaged Broadridge Investor Communications Solutions, Inc. to tabulate the proxy votes for a fee of approximately $20,000 plus reasonable expenses.

What is a quorum? Why is a quorum required?

It is important that your proxy be returned because a quorum is required for our stockholders to conduct business at the Annual Meeting. The presence at the meeting via the Internet or representation by proxy of the holders of

Common Shares having a majority of the voting power represented by all issued and outstanding Common Shares entitled to vote on the Record Date will constitute a quorum, allowing us to conduct the business of the meeting. Proxies received but marked as abstentions, if any, will be included in the calculation of the number of shares considered to be present at the meeting for quorum purposes. Because this Proxy Statement includes a “routine” management proposal, shares represented by “broker non-votes” will be counted in determining whether there is a quorum present. If there is not a quorum present at the Annual Meeting, we will be forced to reconvene the Annual Meeting at a later date.

What is the effect of an abstention?

The shares of a stockholder who abstains from voting on a matter will be counted for purposes of determining whether a quorum is present at the Annual Meeting, so long as the stockholder is present via the Internet or represented by proxy. With regard to the election of directors, votes may be cast “for,” “against,” or “abstain,” and votes to abstain will have no effect. Abstentions may be specified on all other proposals. An abstention from voting on a matter by a stockholder present via the Internet or represented by proxy at the Annual Meeting has the same legal effect as a vote “against” approval of the amendment to our Amended and Restated Certificate of Incorporation (the “Certificate”), the amendment and restatement of the 2016 Directors Stock Unit Plan (the “Amended and Restated Directors Plan”), the compensation of our named executive officers (“NEOs”) and the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for 2021.

How will votes be counted on shares held through brokers?

If you are a beneficial owner and do not provide your broker with voting instructions, your shares may constitute “broker non-votes.” Generally, broker non-votes occur on a matter when a broker is not permitted to vote on that matter without instructions from the beneficial owner and instructions are not given. Brokers are not entitled to vote on the election of directors, the amendment of our Certificate, the Amended and Restated Directors Plan, or the advisory proposal to approve the compensation of our NEOs unless the brokers receive voting instructions from the beneficial owner. In tabulating the voting result for any particular proposal, shares that constitute broker non-votes are not considered present and entitled to vote on that proposal. Thus, broker non-votes will not affect the outcome of any matter being voted on at the Annual Meeting, assuming that a quorum is obtained. Brokers will be permitted to vote without voting instructions on the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for 2021, assuming that a quorum is obtained.

How many votes are needed to approve each of the proposals?

Each director nominee will be elected by a plurality of the votes cast at the Annual Meeting. A plurality means that the nominees with the largest number of votes are elected as directors up to the maximum number of directors to be chosen at the Annual Meeting.

The approval of an amendment to the Certificate requires the affirmative vote of a majority of the Common Shares present via the Internet or represented by proxy and entitled to vote on the matter.

The approval of the Amended and Restated Directors Plan requires the affirmative vote of a majority of the Common Shares present via the Internet or represented by proxy and entitled to vote on the matter.

Approval, on an advisory basis, of the compensation of our NEOs requires the affirmative vote of a majority of the Common Shares present via the Internet or represented by proxy and entitled to vote on the matter.

The ratification of the appointment of KPMG LLP as our independent registered public accounting firm for 2021 requires the affirmative vote of a majority of the Common Shares present via the Internet or represented by proxy and entitled to vote on the matter.

What does it mean if I receive more than one proxy card or voting instructions?

This means that you have multiple accounts in which you own our Common Shares. Please vote all proxy cards/ voting instructions from us to ensure that all of your Common Shares are voted. However, you may want to contact your broker, your bank, or our transfer agent to consolidate as many accounts as possible under a single name and address. Our transfer agent is AST. All communications concerning Common Shares you hold in your name, including address changes, name changes, requests to transfer and similar issues, can be handled by contacting AST, 6201 15th Avenue Brooklyn, NY 11219; or by email to info@astfinancial.com; or by phone (1-800-937-5449).

List of Stockholders

A list of our stockholders will be available for inspection for the 10 days prior to the Annual Meeting. In light of restrictions related to COVID-19, if you want to inspect the stockholder list, call our Investor Relations department at (717) 672-9300 to schedule an appointment. In addition, the list of stockholders will also be available during the Annual Meeting through the meeting website for those stockholders who choose to attend.

What should we do if multiple stockholders reside in our household, and we wish to change the number of copies of proxy materials that we receive?

Some banks, brokers, broker-dealers, and other similar organizations acting as nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of this Proxy Statement and the annual report may have been sent to multiple stockholders in your household. If you would prefer to receive separate copies of a Proxy Statement or annual report for other stockholders in your household, either now or in the future, please contact your bank, broker, broker-dealer, or other similar organization serving as your nominee. Upon written or oral request to the attention of Investor Relations, 2500 Columbia Avenue, P.O. Box 3025, Lancaster, Pennsylvania 17603, via email at IR@armstrongflooring.com, or via telephone to the Investor Relations department at 717-672-9300, we will promptly provide separate copies of the annual report and/or this Proxy Statement. Stockholders sharing an address who are receiving multiple copies of the Proxy Statement or annual report and who wish to receive a single copy of such materials in the future will need to contact their bank, broker, broker-dealer or other similar organization serving as their nominee to request that only a single copy of each document be mailed to all stockholders at the shared address in the future.

Where can I find voting results of the Annual Meeting?

We will announce preliminary general voting results at the meeting and publish final detailed voting results on a Current Report on Form 8-K that we will file with the U.S. Securities and Exchange Commission (“SEC”) within four (4) business days after the Annual Meeting.

CORPORATE GOVERNANCE

CORPORATE GOVERNANCE DOCUMENTS

Our Corporate Governance Guidelines address the responsibilities, duties, service and qualifications of our Board, the determination of a director’s independence and any conflicts of interest, Board access to management and independent advisors, director compensation and stock ownership requirements, Board committees and other matters relating to corporate governance. Our Corporate Governance Guidelines are available on our website under “About Us” and then “Corporate Governance” https://www.armstrongflooring.com/corporate/en-us/about/governance/codes-policies.html. Also available at the same location on our website are: the charters of the Audit Committee, the Management Development and Compensation Committee (the “Compensation Committee”), the Governance Committee, and the Finance Committee of the Board; the Armstrong Flooring Code of Business Conduct, the Armstrong Flooring Code of Ethics for Financial Professionals, the Armstrong Flooring, Inc. Conflicts of Interest and Related Party Transactions Policy; and the Armstrong Flooring Recoupment Policy. Our website is not part of this Proxy Statement and references to our website address in this Proxy Statement are intended to be inactive textual references only.

BOARD LEADERSHIP STRUCTURE

Our Bylaws and Corporate Governance Guidelines provide the Board with the flexibility to determine what leadership structure works best for us, including whether the same individual should serve as both our Chair and our CEO. Larry S. McWilliams serves as the Chair of our Board, while Michel S. Vermette serves as our President and CEO, and as a director. The separation of these positions allows Mr. Vermette to focus primarily on execution of our business strategy and operations while Mr. McWilliams oversees the Board’s functions. The Board will continue to evaluate its leadership and governance structure within the context of the specific needs of the business, current Board composition, and the best interests of our stockholders.

Responsibilities of the Chair include ensuring and overseeing the:

•	recruitment of new Board members;

•	evaluation and compensation of the CEO;

•	development and maintenance of an appropriate succession plan;

•	independent evaluation of risk;

•	coordination of Board meeting schedules and agenda;

•	engagement of directors in discussions at the meetings;

•	annual performance evaluations of the Board, its committees, and its individual members;

•	sufficiency of information provided by management to the Board;

•	communication, when necessary, with other directors on key issues and concerns outside of regularly scheduled meetings; and

•	effective functioning of the committees through appropriate delegation to, and membership of, the committees.

The Chair is also responsible for providing effective leadership for our independent directors to facilitate the independent oversight required by our Bylaws and Corporate Governance Guidelines, including by ensuring that:

•	a majority of our directors are independent;

•	all of the members of the Audit Committee, the Compensation Committee and the Governance Committee are independent directors; and

•	the Board meets at regularly scheduled executive sessions, outside of the presence of management and those directors not deemed to be ‘Independent Directors’ of the Board. Mr. McWilliams presides at these sessions. In addition, each of the Board’s four (4) standing committees regularly meet at similar executive sessions, at which the respective committee Chairs preside.

DIRECTOR INDEPENDENCE

It is our policy that the Board consist of a majority of directors who are not employees and are ‘independent’ under all applicable legal and regulatory requirements, including the independence requirements of the New York Stock Exchange (the “NYSE”). For purposes of evaluating the independence of directors, in accordance with our Corporate Governance Guidelines, the Board will consider all relevant facts and circumstances, including the persons or organizations with which the director has an affiliation. Consistent with our Corporate Governance Guidelines, the Governance Committee has established qualifications to assist in the determination of ‘independence,’ which either meet or exceed the independence requirements of the NYSE.

The Board has determined that all of our directors, with the exception of Mr. Vermette, our President and CEO, are independent within the meaning of the NYSE listing standards and the standards established in our Corporate Governance Guidelines. In addition, the Board has further determined that each of the members of the Audit Committee, the Compensation Committee and the Governance Committee are independent within the meaning of the NYSE listing standards, any applicable minimum standards required by the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the enhanced standards required for membership on such committees contained in our Bylaws that directors serving on such committees meet the independence criteria under both NYSE rules and Rule 10A-3(b)(1) under the Exchange Act, and in the case of the Compensation Committee, Rule 16b-3 under the Exchange Act and as an ‘outside director’ under Section 162(m) of the Internal Revenue Code of 1986, as amended.

BOARD’S ROLE IN RISK MANAGEMENT OVERSIGHT

Risk management is an integral part of our culture. The Board’s role in risk management is to review the performance and functioning of the Company’s overall risk management function and management’s establishment of appropriate systems for managing risk. Specifically, the Board reviews management’s:

•	processes to identify matters that create inappropriate risk to achieving our business plans;

•	processes to assess the likelihood and impact of such risks in order to prioritize them;

•	identification of major risks and how we define “major;”

•	identification of primary risk mitigation owners;

•	mitigation of major risks, and our view of the resulting residual risk; and

•	monitoring of major risks.

Each Board committee, consistent with its charter, assists the Board in overseeing the review of certain risks that are particularly within its purview, including as described in “BOARD MEETINGS AND COMMITTEES” below.

The Company’s internal audit team conducts several interviews with key Company representatives to identify a register of risks and uses the resulting information as a basis for developing its audit plan. In addition, the Company’s Enterprise Risk Management (“ERM”) program, sponsored by Legal and Finance senior leadership, was heavily engaged in the identification, evaluation, monitoring, and management of the most significant risks to our success during 2020. The program featured robust discussions with more than three dozen company leaders across key operational and functional departments, including the CEO and his direct reports. Participants identified risks and rated them on scales of likelihood, impact, velocity and management effectiveness and discussed the monitoring and mitigation of such risks, the results of which were presented to the Audit Committee and the Board. ERM program leadership continues to expand the program and related processes, including to schedule risk owners as regular attendees at Board and committee meetings to discuss particular risks throughout the year.

BOARD’S ROLE IN SUCCESSION PLANNING

The Board is actively engaged and involved in talent management. The full Board reviews our “Organization Vitality” in support of our business strategy at least annually. More broadly, the Board, through the Compensation Committee, is regularly updated on key talent indicators for the overall workforce, including diversity, recruiting and development programs. This includes a detailed discussion of the Company’s global leadership bench and succession plans with a focus on key positions at the senior officer level, including CEO. During 2020, the Board and the Compensation Committee met in furtherance of these initiatives. In addition, the committees of the Board regularly discuss the talent pipeline for specific critical roles. High potential leaders are given exposure and visibility to Board members through formal presentations and informal events.

BOARD EVALUATION

Through the stewardship of the Governance Committee and its Chair and often with the assistance of an external, independent third party advisor, the Board engages in a robust self-evaluation process. The process generally includes an extensive review of matters affecting the Board and each committee, including meeting cadence, sufficiency of materials and presentations from management, candid assessments of Board and committee leadership, directors’ input during and in between meetings, Board refreshment, directors’ skills, and similar matters. In other instances, the process may focus on specific aspects of Board operations, performance and governance. The results of this process are presented by the Governance Committee Chair in a report to the Board during executive session. The Board’s most recent self-evaluation took place during the first quarter of 2021.

BOARD MEETINGS AND COMMITTEES

There are four (4) standing committees of the Board: the Audit Committee, the Compensation Committee, the Governance Committee, and the Finance Committee, as applicable, each described below.

Each standing committee has a charter and consists solely of ‘independent’ or ‘outside’ directors who meet applicable independence standards required by the NYSE, the SEC, and the Internal Revenue Service, and under our Certificate and Bylaws. Each committee reports to the Board regularly and evaluates the effectiveness of its performance annually. The membership of each committee is determined by the Board based on the recommendation of the Governance Committee. The Company’s Corporate Governance Guidelines provide that (i) directors who are currently fully employed should not serve on more than two (2) other corporate boards and (ii) other directors should not serve on more than four (4) other corporate boards.

Director	Independent^	Audit Committee	Compensation Committee	Governance Committee	Finance Committee
Michael F. Johnston	x	x	C		x
Kathleen S. Lane	x	x	x	x
Jeffrey Liaw	x	x FE			C
Michael W. Malone	x	C FE		x	x
Larry S. McWilliams	x
James C. Melville	x		x	C	x
Michel S. Vermette

2020 Meetings		9	6	7	1‡

^	As defined in NYSE listing standards, our Corporate Governance Guidelines and Bylaws. Chair of the committee.
FE	‘Audit Committee Financial Expert’ as defined by Item 407(d)(5) of SEC Regulation S-K.
‡

Several of the sixteen (16) Board meetings, particularly where the subject matter included capital structure and financing, would have normally been preceded by a Finance Committee meeting. However, due to the volatile environment, the Board elected to defer considerations of those matters directly to the Board.

Our Board met sixteen (16) times during 2020, ten (10) of which were special meetings. All directors who served on the Board during 2020 and who are standing for reelection at the Annual Meeting participated in at least approximately 95% of the meetings of the Board and committees on which he or she served. Board members are expected to attend annual meetings, which can be done virtually, via the Internet, because our annual meetings may be held virtually. All of our directors attended the 2020 annual meeting of stockholders.

Audit Committee

The responsibilities of the Audit Committee are more fully described in its charter. Among other responsibilities delegated by the Board, the Audit Committee:

•

provides oversight of (i) auditing and accounting matters, including the selection, supervision and compensation of the Company’s independent registered public accounting firm and other independent auditors, (ii) the scope of the annual audits and non-audit services performed by our independent registered public accounting firm, and (iii) our accounting practices and internal accounting controls;

•	has sole authority to engage, retain and dismiss the independent registered public accounting firm;

•	reviews and discusses with management and our independent registered public accounting firm the annual audited financial statements and quarterly financial statements included in our SEC filings;

•	assists the Board in monitoring the integrity of our financial statements and the independent registered public accounting firm’s qualifications, independence, and performance;

•	considers risks associated with overall financial reporting, legal compliance, cybersecurity, and disclosure processes;

•	reviews our earnings guidance; and

•	supervises and reviews the effectiveness of our internal audit and legal compliance functions and our compliance with legal and regulatory requirements.

Each member of the Audit Committee meets the NYSE and SEC financial literacy requirements. The Board has determined that each of Mr. Liaw and Mr. Malone qualifies as an “Audit Committee Financial Expert” as defined in the Exchange Act. The Audit Committee regularly meets independently with our internal and independent auditors, with the leaders of our compliance function, and with management.

Management Development and Compensation Committee

The responsibilities of the Compensation Committee are more fully described in its charter. Among other responsibilities delegated by the Board, the Compensation Committee:

•	oversees the design of our executive compensation and benefit programs and employment practices;

•	administers and makes recommendations regarding our incentive and equity compensation plans;

•

reviews and approves corporate goals and individual objectives relevant to the compensation of the CEO and evaluates the CEO’s performance relative to those goals and objectives, and recommends CEO compensation to the independent directors based on the evaluation;

•	oversees the evaluation of the other executive officers and establishes their compensation levels in collaboration with the CEO;

•	reviews incentive compensation to confirm that such compensation does not encourage unnecessary risk taking; and

•	monitors senior management succession planning.

During 2020, the Compensation Committee reviewed presentations from Company management regarding the impact of COVID-19 on compensation and related considerations, employee engagement strategy and survey results, as well as, the creation and ongoing development of the Company’s diversity, equity and inclusion program.

Compensation Committee Interlocks and Insider Participation    None of the members of the Compensation Committee has ever been an officer or employee of the Company or its subsidiaries, or had any relationship with the Company that requires disclosure under applicable SEC regulations.

Nominating and Governance Committee

The responsibilities of the Governance Committee are more fully described in its charter. Among other responsibilities delegated by the Board, the Governance Committee:

•	monitors the independence of nonemployee directors;

•	reviews and evaluates director candidates and makes recommendations to the Board concerning nominees for election as Board members;

•	establishes criteria for the selection of candidates to serve on the Board;

•	recommends directors for appointment to Board committees;

•	makes recommendations to the Board regarding corporate governance matters;

•	reviews and makes recommendations to the Board regarding the compensation of nonemployee directors;

•	oversees our insurance program for directors and officers liability;

•	reviews periodic reports, analyses and assessments regarding the Company’s environmental, social and governance program;

•	oversees the Company’s director education and orientation programs; and

•	coordinates an annual self-evaluation of the performance of the Board and each committee.

Finance Committee

The responsibilities of the Finance Committee are more fully described in its charter. Among other responsibilities delegated to it by the Board, the Finance Committee:

•	reviews and recommends matters related to our capital structure, including the issuance of debt and equity securities;

•	oversees banking arrangements, including the investment of corporate cash and management of foreign currency exchange hedges;

•	oversees management of the corporate debt structure;

•	reviews and approves material finance and other cash management transactions;

•	oversees and advises the Board on assessing capital expenditures, operating income, cash flow, cash management and working capital;

•	reviews investment strategies and policies;

•	assesses any dividend payment policy and capital structure plans and adjustments;

•	considers plans to repurchase our stock;

•	reviews our actual and forecasted operating performance; and

•	considers financial aspects of proposed mergers, acquisitions, divestitures, strategic investments, collaborations, and joint ventures.

Several of the meetings held in 2020 regarding the Company’s financing transactions that would have ordinarily been held at the Finance Committee were held at the Board level.

Other Committees    In addition to the standing committees described above, members of the Board may meet on an ad hoc basis to discuss and approve matters through other committees that have been previously established by the Board. Such committees may address such matters as succession planning and crisis response.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Pursuant to our Conflicts of Interest and Related Party Transactions Policy, any related party transaction that may arise is required to be reviewed and approved by the Governance Committee, who must have no connection with the transaction. Related party transactions would include transactions by the Company or any subsidiary with any director, director nominee, executive officer, stockholders owning more than 5% of the Company’s outstanding Common Shares, or immediate family member of any of the foregoing, and transactions with businesses affiliated with any director or director nominee that meet the specifications in Item 404 of Regulation S-K under the Exchange Act. There were no such related party transactions to report for 2020. The Chair of the Governance Committee has authority to approve transactions involving sums less than the disclosure threshold set in Item 404. The material details of any such matters are required to be disclosed to the Governance Committee at its next regular meeting.

DIRECTOR QUALIFICATION STANDARDS

The Governance Committee performs an assessment of the qualifications and experience needed by the Board to properly oversee management of the Company. In doing so, the Governance Committee believes that aligning director qualifications and skill sets with our business and strategy is essential to forming a board that adds value for stockholders. While the Board does not have a formal diversity policy with respect to director nominations, it believes that a board composed of individuals with diverse attributes and backgrounds enhances the quality of the Board’s deliberations and decisions. The Board has an expansive view of diversity, going beyond the traditional concepts of race, gender, and national origin. The Board believes that the diversity of viewpoints and educational backgrounds, and differences in professional experiences and expertise represented on the Board evidences diversity in many respects. The Board believes that this diversity, coupled with the personal and professional ethics, integrity, and values of all of the directors, results in a board that can guide us with good business judgment.

The Governance Committee expects each of our directors to have proven leadership, sound judgment, integrity, and a commitment to our success. In evaluating director candidates and considering incumbent directors for nomination to the Board, the Governance Committee considers a variety of factors. These include each nominee’s independence, financial literacy, personal and professional accomplishments, and experience in light of the needs of the Company. For incumbent directors, the factors also include past performance on the Board and contributions to their respective committees.

The Governance Committee will consider director candidates nominated by stockholders. When evaluating the candidacy of nominees proposed by stockholders, the Governance Committee may request additional information as it may consider reasonable to determine the proposed nominee’s qualifications to serve as a member of the Board.

The procedures for recommending candidates are posted at www.armstrongflooring.com/corporate/nominating-governance-committee.html. Stockholders who wish to suggest individuals for service on the Board are requested to review our Bylaws and supply the information required therein in a written request to the Corporate Secretary at the Company’s corporate offices at (i) prior to July 1, 2021: 2500 Columbia Avenue, P.O. Box 3025, Lancaster, Pennsylvania 17603 or (ii) on or after July 1, 2021: 1770 Hempstead Road, Lancaster, PA 17601.

The Chair of the Annual Meeting or any other annual or special meeting of stockholders may refuse to acknowledge the nomination of any person not made in compliance with the foregoing procedures. A stockholder’s compliance with these procedures will not require us to include information regarding a proposed nominee in our proxy solicitation materials.

INVESTOR OUTREACH

We seek regular engagement with investors in order to communicate our strategy and solicit feedback from the investment community. The Company periodically discusses feedback, including key themes and other insights gained from the investor outreach meetings, at the Company’s Board, Governance, and Compensation Committee meetings, as appropriate. The Board, as well as the management team, values the perspectives of our investors. The investor engagement also helps us to understand and evaluate the effectiveness of our investor communications. We also engage a third-party consultant to obtain independent feedback from our investors.

COMMUNICATION WITH THE BOARD

Any person who wishes to communicate with the Board, the nonemployee directors as a group, or individual directors, including the Chair, may direct a written communication to the attention of the Corporate Secretary at the Company’s corporate offices (i) prior to July 1, 2021: 2500 Columbia Avenue, P.O. Box 3025, Lancaster, Pennsylvania 17603 or (ii) on or after July 1, 2021: 1770 Hempstead Road, Lancaster, PA 17601. The Corporate Secretary will forward these communications to the intended recipient director(s). You may also send general messages to directors by email to directors@armstrongflooring.com. If you wish to send an email message to the Governance Committee, including a recommendation regarding a prospective director, please send the message to the directors@armstrongflooring.com. The Corporate Secretary will forward these messages, as appropriate.

CORPORATE ENVIRONMENTAL AND SOCIAL RESPONSIBILITY

In 2020, with the support and oversight of our Board and the Governance Committee we continued to focus on sustainability, including our efforts related to environmental, social and governance matters (ESG) as it relates to the Company’s financial and operational performance, values and public perception. In 2020, we aligned our corporate responsibility report with the Sustainability Accounting Standard Board (SASB) standard to provide greater transparency and disclosure regarding our sustainability efforts.

We believe that a commitment to positive environmental and social practices strengthens our organization, increases our connection with stakeholders and helps us better serve customers and communities. Through these commitments which are embedded in our corporate strategy, we see additional ways to create value for our stockholders, employees, customers, and the wider world. We demonstrate our commitment to environmental and social matters in many ways that can be explored on our website www.armstrongflooring.com.

Environmental Responsibility

As part of our commitment to environmental responsibility, the Company focuses on operating its global footprint with minimal impact on the environment and designing products with materials and processes that are safe for both people and the planet. Here are a few examples of our efforts to be environmentally responsible:

•	an energy reduction goal and solar installations that contributes to greenhouse gas reduction;

•

manufacturing plants that maintain an Environmental Management System (EMS) in accordance with ISO 14001 which includes continuous environmental performance targets; an On&On™ Recycling Program which has diverted over 150 million pounds of post-consumer flooring from landfills since 2009;

•

investments in recycling infrastructure have enabled our manufacturing facilities to recycle in-process scrap back into new products – eliminating over 2,000 tons of waste annually and improving material use efficiency;

•	a global waste diversion rate of over 90%; and

•	rainwater harvesting, water recycling and infrastructure improvements that have reduced our water consumption by over 200 million gallons since 2008;

Social Responsibility

We believe that people are a priority. We provide our employees with ongoing support through education, training, development and leadership opportunities and we prioritize the safety and wellbeing of our employees, stakeholders, and communities. In 2020, we partnered with “In Good Company” and pledged to further invest and advocate for greater justice and equity within Armstrong Flooring and the communities where we operate. Some of our corporate social responsibility efforts include:

•

a goal of an injury free workplace. Safety is a core value that is ingrained in our culture. As a result of our safety programs, which are integrated into our business from top management to our workers in manufacturing plants, our OSHA recordable incident rate is a world class level.

•

the Armstrong Flooring Community Fund which invests in programs that enhance the neighborhoods where we live and work, with a focus on supporting organizations working to build stronger communities, STEM education programs, first responders, and programs that advance sustainable environments.

•	A partnership with Good360, a global leader in product philanthropy, which provides products to non-profits organizations that help the needy and those recovering from disasters.

•

A Diversity, Equity, and Inclusion Council whose mission is to function as an internal advisory board to identify areas for improvement, monitor progress, and provide overall recommendations for action regarding diversity, equity, and inclusion within Armstrong Flooring and the communities where we operate.

PROPOSAL 1 – ELECTION OF DIRECTORS

Our Board currently consists of seven (7) members. Based on the recommendation of the Governance Committee, which is composed solely of ‘independent directors’ as defined in the NYSE Listing Standards, the Board has nominated the following directors for election at the Annual Meeting:

Michael F. Johnston	Michael W. Malone	James C. Melville
Kathleen S. Lane	Larry S. McWilliams	Michel S. Vermette
Jeffrey Liaw

Each nominee is a current member of the Board, and with the exception of Mr. Vermette, each is an independent member of the Board. Based on this recommendation and each nominee’s prior service to the Board, credentials and experience, the Board has determined that each such nominee can make a significant contribution to the Board and should continue to serve as a director. If elected, these directors will hold office until the 2022 annual meeting of stockholders and until their successors are elected and qualified.

You may not vote for a greater number of persons than the nominees named in this Proxy Statement.

Each nominee has agreed to be named in this Proxy Statement and to serve if elected. We have no reason to believe that any of the nominees would be unable to serve if elected, but if any nominee is unavailable for election, the proxy holders may vote for another nominee proposed by the Board, in which case your shares will be voted for such other nominee.

The pages that follow include biographical information about each of our nominees, including service as a director, experience, public company directorships held currently or at any time during at least the last five (5) years, and the qualifications and skills that factored into the Board’s determination that the director should serve on the Board.

DIRECTOR NOMINEES

MICHAEL F. JOHNSTON

Age: 73

Independent

Director Since:    March 30, 2016

Committees Served:    Audit; Finance; Management Development and Compensation (Chair)

Experience:    CEO (2004 to 2008) and President and Chief Operating Officer (2000 to 2004) of Visteon Corporation, an automotive components supplier. President of North America/Asia Pacific, Automotive Systems Group (1999 to 2000), President of Americas Automotive Group (1997 to 1999), and other senior management positions at Johnson Controls, Inc., an automotive and building services company.

Other Public Company Board Experience:    Dover Corporation (since 2013); Whirlpool Corporation (2003 to 2020); Armstrong World Industries, Inc. (2010 to 2016); Flowserve Corporation (2007 to 2013); and Chair and Director of Visteon Corporation (2004 to 2009).

Skills and Qualifications:    Mr. Johnston’s executive leadership and board of directors experience offers our Board a seasoned corporate governance perspective, and he brings to our Board extensive operational, manufacturing and design, innovation, engineering, and financial experience.

KATHLEEN S. LANE

Age: 63

Independent

Director Since:    March 30, 2016

Committees Served:    Audit; Management Development and Compensation; Nominating and Governance

Experience:    Executive Vice President and Chief Information Officer of TJX Companies, Inc., a specialty multi-national apparel retailer with leading retail brands such as T-J-Maxx, Marshalls, and HomeGoods (2008 to 2013). Group Chief Information Officer at National Grid Plc., an international utility (2006 to 2008). Senior Vice President and Chief Information Officer of Gillette Company (Procter & Gamble) (2002 to 2006).

Other Public Company Board Experience:    The Hanover Insurance Group (since 2018); EarthLink Holdings Corp. (2013-2017); and Bob Evans Farms, Inc. (2014 to 2017).

Skills and Qualifications:    Ms. Lane has 30 years of IT experience, including chief information officer roles in the consumer products, financial services, utilities, and retail industries. From her multiple chief information officer roles, Ms. Lane provides the Board with a substantial IT and business process background as well as considerable global technical and business experience. Ms. Lane also brings gender diversity and public company board experience to our Board.

JEFFREY LIAW

Age: 44

Independent

Director Since:    March 30, 2016

Committees Served:    Audit; Finance (Chair)

Experience:    President (since 2019) and CEO - North America of Copart, Inc., a leading global provider of online auctions and vehicle remarketing services (since 2016). CFO of Copart, Inc. (2016 to 2020), CFO of FleetPride, Inc., a nationwide supplier of heavy-duty truck and trailer parts (2012 to 2015). Principal at TPG Capital active in TPG’s energy and industrial investing practice areas (2005 to 2012).

Other Public Company Board Experience:    Armstrong World Industries, Inc. (2012 to 2016); Graphic Packaging Holding Company (2008 to 2013).

Skills and Qualifications:    Mr. Liaw offers our Board financial and senior management expertise and experience, including, previously, as a public company CFO within the industrials sector.

MICHAEL W. MALONE

Age: 62

Independent

Director Since:    October 1, 2016

Committees Served:    Audit (Chair); Finance; Nominating and Governance

Experience:    Vice President – Finance and CFO of Polaris Industries Inc. (1997 to 2015; retired 2016). Corporate Secretary of Polaris Industries Inc. (1997 to 2010). Vice President and Treasurer of Polaris Industries Inc. (1994 to 1997). CFO and Treasurer of the predecessor company of Polaris Industries Inc. (1993 to 1994). Joined Polaris Industries Inc. in 1984 after four years with Arthur Andersen L.L.P.

Other Public Company Board Experience:    Camping World Holdings, Inc. (since 2019).

Skills and Qualifications:    Mr. Malone offers our Board extensive financial and senior management knowledge, including public company CFO experience, within the manufacturing industry.

LARRY S. MCWILLIAMS, CHAIR

Age: 64

Independent

Director Since:    March 30, 2016

Experience:    Interim CEO of Armstrong Flooring (May 2019 to September 2019). President and Chief Executive Officer of Keystone Foods, a supplier of proteins and distribution services (2011 to 2012). Senior Vice President at Campbell Soup Company (2001 to 2011). President of Campbell International (2005 to 2010). President of Campbell USA (2004 to 2005). President of Campbell Soup North America (2003 to 2004).

Other Public Company Board Experience:    Armstrong World Industries, Inc. (since 2010, Chair since 2018); Bob Evans Farms, Inc. (2014 to 2017).

Skills and Qualifications:    Mr. McWilliams offers our Board senior executive leadership capabilities and experience, as well as extensive knowledge of sales, marketing, customer service relationships, international markets, and distribution channels.

JAMES C. MELVILLE

Age: 69

Independent

Director Since:    March 30, 2016

Committees Served:    Nominating and Governance (Chair); Finance; Management Development and Compensation

Experience:    Member of the Minneapolis, Minnesota-based law firm of Kaplan, Strangis and Kaplan, P.A., where he has practiced in the corporate, governance, mergers and acquisitions, securities, and financial areas since 1994. Previously practiced with Dorsey and Whitney in their Minneapolis and London, England offices. National Association of Corporate Directors Fellow.

Other Public Company Board Experience:    Armstrong World Industries, Inc. (since 2012).

Skills and Qualifications:    Mr. Melville brings extensive knowledge of the law, mergers and acquisitions, executive compensation, finance, capital markets and corporate governance matters, as well as international experience and financial acumen to our Board.

MICHEL S. VERMETTE

Age: 53

Director Since: September 11, 2019

Experience:    President and CEO (since September 2019). President, Residential Carpet at Mohawk Industries (February 2019 to September 2019), and Chief Sustainability Officer (2017 to 2019). Various leadership roles in Mohawk’s finance, sales and marketing, and business development operations, including President, Mohawk Group (2011 to February 2019) and Chief Financial Officer of Mohawk Industries’ North American Flooring Unit (2006 to 2010).

Skills and Qualifications:    Mr. Vermette is a longtime executive in the flooring industry and brings extensive financial, domestic, and international operations and strategic expertise to our Board.

THE BOARD RECOMMENDS THAT YOU VOTE ‘FOR’ THE ELECTION OF EACH

OF THE FOREGOING DIRECTOR NOMINEES

PROPOSAL 2 — AMEND CERTIFICATE OF INCORPORATION TO REDUCE MINIMUM AND

MAXIMUM SIZE OF BOARD OF DIRECTORS

Our Board is asking our stockholders to approve an amendment to our Certificate to reduce the minimum and maximum number of directors that constitute our Board. The current Certificate provides that our Board will consist of not less than seven (7) nor more than twelve (12) directors. If the proposed amendment is approved, this range would be reduced so that the Board would consist of not less than five (5) nor more than nine (9) directors. The Board believes that the proposed amendment will help align our Board structure with the Company’s size and strategy while, consistent with our Corporate Governance Guidelines and the considerations mandated by the Governance Committee’s charter, continuing to allow for a Board with diverse talents and perspectives, as well as demonstrated experience and expertise. The proposed amendment to the Certificate will result in a size range for the Board that our Board believes will support our culture of innovation, critical thinking, and thoughtful discussion in the boardroom. The amended Certificate would still permit the Board to add up to two (2) additional directors, which will continue to permit the necessary flexibility for effective Board refreshment and succession planning in the future. The Board approved the proposed amendment to the Certificate at its meeting on April 16, 2021, and recommends that stockholders vote in favor of the proposed amendment.

Proposed Amendment

A summary of the proposed amendment to the Certificate is set forth below. The description of the proposed Certificate amendment set forth herein is qualified in its entirety by reference to the text of the proposed amendment, which is attached as Annex B to this Proxy Statement.

Amendment to Certificate

Our Board is asking stockholders to approve a reduction in the minimum and maximum number of directors that constitute the Board from the current range of not less than seven (7) nor more than twelve (12) directors to a reduced range of not less than five (5) nor more than nine (9) directors.

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL OF THE PROPOSED

AMENDMENT TO OUR CERTIFICATE OF INCORPORATION TO REDUCE THE MINIMUM SIZE

OF OUR BOARD OF DIRECTORS TO FIVE (5) DIRECTORS AND REDUCE THE MAXIMUM SIZE

OF OUR BOARD OF DIRECTORS TO NINE (9) DIRECTORS,

AS DESCRIBED IN THIS PROXY STATEMENT.

COMPENSATION OF NONEMPLOYEE DIRECTORS

In establishing our nonemployee director compensation program, including the overall value of compensation and the mix of cash and equity, the Board analyzes competitive market data and any underlying director compensation trends generally, and compares our program to those of similarly sized companies in comparable industries. Our nonemployee directors are compensated through a combination of annual cash and equity retainers. The annual equity retainers are paid in the form of restricted stock unit awards which constitute more than fifty percent (50%) of nonemployee directors’ overall annual retainer value in order to align their compensation with the interests of stockholders. The Board believes that this level of compensation supports the Company’s ability to attract nonemployee directors with suitable backgrounds and experiences. A director who is an officer or employee of the Company or its subsidiaries is not compensated for service on the Board or on any committee of the Board. Nonemployee directors are reimbursed for business expenses related to attendance at Board and committee meetings and for attendance at qualified third-party director education programs. Chair positions receive a fee for such additional services. Directors do not receive meeting fees or perquisites.

The Governance Committee, which is composed solely of independent directors, has the primary responsibility to review and consider any revisions to the nonemployee director compensation program. The Governance Committee reviewed the nonemployee director compensation program in 2020 with assistance from the Compensation Committee’s independent consultant; the review included an assessment of related trends and benchmarking against peer programs. There have been no material changes to the nonemployee director compensation program since 2016.

The following table describes the elements of the nonemployee director compensation program:

FISCAL YEAR 2021 NONEMPLOYEE DIRECTOR RETAINERS

CASH
Annual Retainer (1)	$90,000

Chair Fees (1):

Board Chair	$60,000
Audit Committee Chair	$20,000
Management Development and Compensation Committee Chair	$20,000
Nominating and Governance Committee Chair	$20,000
Finance Committee Chair	$20,000

Special Assignment Fees (2)	$2,500	(3)

EQUITY (4)
Annual Retainer (Board Chair)	$160,000
Annual Retainer	$105,000

(1)	paid in quarterly installments, in arrears
(2)	may be paid in connection with one-on-one meetings with the CEO; plant and/or field visits not part of a regular Board meeting; or other non-scheduled significant activities
(3)	per diem; $1,250 for less than four hours
(4)

annual (or pro-rated) grant of restricted stock units; effective as of the first business day following the date of the annual meeting of stockholders, and the amount of each grant is determined by the NYSE closing price of our Common Shares on such date.

NONEMPLOYEE DIRECTOR STOCK OWNERSHIP GUIDELINES

Our nonemployee directors are subject to robust stock ownership guidelines. Annual restricted stock unit awards constitute more than fifty percent (50%) of the nonemployee directors’ annual retainers. Nonemployee directors are required to acquire and retain Common Shares (including restricted stock units) with an aggregate value equal to at least five (5) times their annual cash retainer within five (5) years of joining the Board. No nonemployee director has sold any Common Shares since the Company’s inception following the spinoff from Armstrong World Industries, Inc. (“AWI”) in April 2016 (the “Separation”). The value of each of Mr. Johnston’s, Mr. Malone’s, and Mr. McWilliams’s equity holdings as of April 7, 2021 is more than five (5) times his annual cash retainer. For further details on nonemployee director stock ownership, see the tables below.

NONEMPLOYEE DIRECTOR COMPENSATION TABLE – 2020

Name (a)	Fees Earned or Paid in Cash ($) (b)	Stock Awards ($)(1) (c)	Total ($) (h)
Mr. Johnston	110,000	105,000	215,000
Ms. Lane	90,000	105,000	195,000
Mr. Liaw	110,000	105,000	215,000
Mr. Malone	110,000	105,000	215,000
Mr. McWilliams	150,000	160,000	310,000
Mr. Melville	110,000	105,000	215,000

(1)

Represents amounts that are in units of our Common Shares. The amounts reported represent the aggregate grant date fair value for Director RSUs granted during the fiscal year, as calculated under the Financial Accounting Standards Board’s Accounting Standards Codification (“ASC”) Topic 718. Under ASC Topic 718, the grant date fair value is calculated using the closing market price of our Common Shares on the date of the grant.

NONEMPLOYEE DIRECTORS – AGGREGATE OWNERSHIP

The table below sets forth, as of April 7, 2021 additional detail as to each nonemployee director’s ownership and rights to ownership in the Company’s equity.

Name	Common Shares (1)	Vested Restricted Stock Units (2)	Unvested Restricted Stock Units (3)(4)	Total Equity	Total Value (5)
Michael F. Johnston	0	98,699	26,250	124,949	$639,739
Kathleen S. Lane	16,242	32,183	26,250	74,675	$382,336
Jeffrey Liaw	17,396	37,355	26,250	81,001	$414,725
Michael W. Malone	37,659	28,819	26,250	92,728	$474,767
Larry S. McWilliams	76,533	26,750	40,000	143,283	$733,609
James C. Melville	2,114	32,183	26,250	60,547	$310,001

Total	149,944	255,989	171,250	577,183	$2,955,177

1.

Includes, for Mr. Melville, shares acquired in a pro rata distribution by AWI as a result of the Separation (every 2 shares of AWI common stock resulted in 1 Common Share). In the case of each of Mr. McWilliams and Mr. Liaw, Common Shares acquired following the vesting of restricted stock units (“Director RSUs”) granted to him as part of his retainer for services in 2016 and 2017, and 2018 and 2019, respectively. In the case of each of Ms. Lane (16,242), Mr. Malone (37,659) and McWilliams (54,000), includes open market purchases (March 2020).

2.	In all cases, includes Director RSUs that have vested but are not yet acquirable by the director which were granted under the AFI 2016 Directors Stock Unit Plan and payment (1 Common Share for each Director RSU) was deferred under the terms of the Plan. Also includes, in the cases of Messrs. Johnston and Liaw, Director RSUs that have vested but are not acquirable by them under the director compensation program of AWI prior to the Separation; amounts were adjusted based on exchange ratio calculated based on the closing price of AWI’s common stock on April 1, 2016 and the opening price of the Common Shares on April 4, 2016, both as reported on the NYSE. The Exchange Ratio was 3.70248. Vested units will be acquirable by the director (x) for units granted prior to June 2011, six (6) months following the termination of the director’s service on the Board, and, (y) for units granted during and after June 2011, at the time of the termination of the director’s service on the Board.
3.

Director RSUs granted on June 8, 2020 under the terms of the 2016 Directors Stock Unit Plan. The Director RSUs vest (contingent upon the director’s continued service as of such date) on the earlier of (i) the next annual stockholders meeting following the grant; (ii) the death or total and permanent disability of the director; or (iii) the date of any Change in Control (as defined in the Plan). Shares will be issued for vested units within 60 days of (x) the vesting date, or (y), a later deferral date if deferred by the director under the terms of the Plan.

4.

Under the terms of the 2016 Directors Stock Unit Plan, Director RSUs vest on the date of the Company’s annual meeting of stockholders that immediately follows the grant date. The Director RSUs in this column will vest on June 4, 2021 (contingent upon the director’s continued service as of such date).

5.

Represents an amount equal to the sum of the number of Common Shares beneficially owned, plus the number of vested and unvested Director RSUs, as applicable, multiplied by $5.12, which was the closing price of the Company’s Common Shares on the NYSE on April 7, 2021. Rounding may immaterially affect totals.

PROPOSAL 3 — APPROVAL OF AMENDED AND RESTATED DIRECTORS STOCK UNIT PLAN

The Board believes that encouraging stock ownership by nonemployee directors through the use of stock-based compensation both aligns such directors’ economic interests with those of stockholders and assists the Board in attracting and retaining qualified directors.

The 600,000 shares originally authorized for issuance under the Armstrong Flooring, Inc. 2016 Directors Stock Unit Plan (the “2016 Directors Plan”) were intended to provide the basis for making grants for a period of several years, with the expectation and understanding that the Company would seek the approval of stockholders to make additional awards at an appropriate time. As of April 7, 2021, 17,101 Common Shares remain available for grants under the 2016 Directors Plan. Our nonemployee directors are compensated through a combination of annual cash retainers and equity grants in the form of restricted stock units. The Board believes that it continues to be appropriate and in the best interest of the Company and its stockholders that nonemployee directors continue to receive a significant portion of the annual retainer through the grant of restricted stock units to nonemployee directors, as is authorized under the 2016 Directors Plan. Accordingly, the Governance Committee has recommended, and the Board has adopted, subject to stockholder approval, the Amended and Restated Directors Plan.”

The Board is seeking stockholder approval of the Amended and Restated Directors Plan in order to meet NYSE listing requirements on account of the request to increase the number of shares authorized for issuance under the Amended and Restated Directors Plan.

The principal changes made by the Amended and Restated Directors Plan are to:

•	Increase the number of Common Shares available for awards by an additional 300,000 shares; and

•

Clarify that awards that constitute nonqualified deferred compensation subject to Section 409A of the Internal Revenue Code and are payable on a “change in control” will only be paid on a change in control that qualifies as a “change in control” event as defined under Section 409A of the Internal Revenue Code.

The effective date of the Amended and Restated Directors Plan will be the date on which the stockholders approve the Amended and Restated Directors Plan, which is expected to be June 4, 2021. The Amended and Restated Directors Plan will become effective only if it is approved by the Company’s stockholders.

DETERMINATION OF SHARES TO BE AVAILABLE FOR ISSUANCE

As of April 7, 2021, 17,101 Common Shares remain available for grants under the 2016 Directors Plan. If this Proposal 3 is approved by the stockholders at the Annual Meeting, subject to adjustments as provided in the Amended and Restated Directors Plan and described below, the maximum aggregate number of Common Shares that may be issued with respect to awards granted under the Amended and Restated Directors Plan on or after June 4, 2021 shall be 300,000 Common Shares, plus any Common Shares that remain available for issuance under the 2016 Directors Plan as of June 4, 2021. In addition, any Common Shares subject to outstanding grants made under the 2016 Plan that are forfeited, terminated, or otherwise are not paid in full on or after June 4, 2021 will be available for issuance under the Amended and Restated Directors Plan.

When deciding on the number of Common Shares to be available for new awards under the Amended and Restated Directors Plan, the Board considered a number of factors, including the number of Common Shares currently available under the 2016 Directors Plan, the number of Common Shares needed for future stock unit awards, the Company’s past share usage and the potential dilutive effect of the Amended and Restated Directors Plan.

As of April 7, 2021, our capital structure consisted of 21,685,862 shares of Common Shares outstanding. The proposed share authorization is a request for 300,000 additional Common Shares to be available for awards under the Amended and Restated Directors Plan. The 300,000 Common Shares represent approximately 0.01% of fully diluted Common Shares. The Board believes that this number of Common Shares under the Amended and Restated Directors Plan represents a reasonable amount of potential equity dilution, which will allow us to continue awarding equity awards to our nonemployee directors, and that equity awards are an important component of the director compensation program.

Based on our current equity award practices, the Board estimates that the authorized shares under the Amended and Restated Directors Plan may be sufficient to provide stock unit awards for approximately two (2) to three (3) years, in amounts determined appropriate by the Board or the Governance Committee described below. This is only an estimate, and circumstances could cause the share reserve to be used more quickly or more slowly.

DESCRIPTION OF THE AMENDED AND RESTATED ARMSTRONG FLOORING, INC. 2016 DIRECTORS STOCK UNIT PLAN

The following is a brief description of the material features of the Director 2021 Plan. This description is qualified in its entirety by reference to the full text of the Amended and Restated Directors Plan, a copy of which is attached to this Proxy Statement as Annex C.

SHARE AUTHORIZATION AND ANNUAL COMPENSATION LIMIT

Subject to adjustments as provided in the Amended and Restated Directors Plan and described below, the Amended and Restated Directors Plan authorizes up to 300,000 Common Shares for issuance with respect to awards granted on or after June 4, 2021, plus any Common Shares that remain available for issuance under the 2016 Directors Plan as of June 4, 2021. In addition, any Common Shares subject to outstanding grants made under the 2016 Directors Stock Unit Plan that are forfeited, terminated, or otherwise are not paid in full on or after June 4, 2021 will be available for issuance under the Amended and Restated Directors Plan. If and to the extent stock units granted under the Amended and Restated Directors Plan are forfeited, terminated, or otherwise are not paid in full, the shares reserved for such grants shall again be available for purposes of the Amended and Restated Directors Plan.

The Amended and Restated Directors Plan provides that the maximum grant date value of Common Shares subject to grants of stock units made to any nonemployee director for services rendered as a nonemployee director during any one calendar year, taken together with any cash fees earned by such nonemployee director for services rendered as a nonemployee director during the calendar year, shall not exceed $600,000 in total value. The value of such grants shall be calculated based on the grant date fair value of such grants for financial reporting purposes.

ADMINISTRATION

The Amended and Restated Directors Plan is administered and interpreted by the Board or, if so delegated, to the Governance Committee. The Board has delegated administrative responsibility to the Governance Committee. References to the Committee mean the Governance Committee or the Board, as applicable. Unless the Amended and Restated Directors Plan is administered by the Board, each member of the Committee shall be a “nonemployee director” within the meaning of Rule 16b-3(b)(3) of the Exchange Act. The Committee has the discretionary authority to make such determinations and interpretations and to take such actions in connection with the Amended and Restated Directors Plan and any awards granted under the Amended and Restated Directors Plan as it deems necessary or advisable.

STOCK UNITS

The Committee may award stock units with respect to Common Shares to nonemployee directors. Unless the Committee determines otherwise, each year, each nonemployee director shall be granted a number of stock units based on a formula approved by the Committee. If a nonemployee director is elected to the Board other than at the Annual Meeting, the Committee may pro-rate the amount of the annual grant of stock units awarded to such director to correspond to the period of time to be served by the nonemployee director between such nonemployee director’s election and the next annual meeting of stockholders. Stock units may also be granted to nonemployee directors at such times, in such amounts, and upon such terms and conditions as the Committee deems appropriate. Each stock unit provides the right to receive a payment in Common Shares upon the vesting of the stock unit, unless the nonemployee director elects to defer payment of the stock units. The Committee determines the number of stock units that will be awarded, as well as the other terms and conditions applicable to the stock units.

Unless the Committee determines otherwise, the provisions described below apply to all grants made under the Amended and Restated Directors Plan.

Stock units shall vest, contingent upon the participant’s continued service as a director of our Board through the vesting date, on the first to occur of: (i) the date of the next annual stockholder meeting; (ii) the date on which the participant has a separation from service on account of death or total and permanent disability; or (iii) the date of a change in control.

A change in control is deemed to have occurred under the Amended and Restated Directors Plan if any of the following events have occurred:

(I) Any individual, entity, or group, other than our company, beneficially owns 35% or more of our voting stock;

(II) Individuals who, as of June 4, 2021, constituted our Board (referred to as the incumbent board) cease to constitute at least a majority of our Board. Any individual who becomes a director after such date by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors on the date hereof or whose appointment, election or nomination for election was previously so approved or recommended shall be deemed members of the incumbent board. However, no individual who was initially elected as a member of our Board in connection with an actual or threatened election contest or settlement of an actual or threatened election contest will be considered to be a member of the incumbent board;

(III) Consummation of a merger or consolidation of our company or any direct or indirect subsidiary with any other corporation, other than (i) a merger or consolidation immediately following which the individuals who comprise the Board immediately prior thereto constitute at least a majority of the board of directors of the surviving company, the entity surviving such merger or consolidation or, if our company or the entity surviving such merger is then a subsidiary, the ultimate parent thereof, or (ii) a merger or consolidation effected to implement a recapitalization of our company (or similar transaction) in which no individual or entity beneficially owns 35% or more of the combined voting stock of our company’s then outstanding securities resulting from the transaction;

(IV) Stockholder approval of a liquidation or dissolution of our company; or

(V) Consummation of a sale of all or substantially all of our company’s assets.

For purposes of an award that constitutes nonqualified deferred compensation subject to Section 409A of the Internal Revenue Code and that provides for payment upon a change in control, then, for purposes of such payment provisions, no change in control shall be deemed to have occurred unless the event would also constitute a “change in the ownership of a corporation,” “change in the effective control of a corporation,” or a “change in the ownership of a substantial portion of a corporation’s assets” within the meaning of Section 409A of the Internal Revenue Code.

A director may elect to defer payment of vested stock units that will be granted in a designated year, consistent with the requirements of Section 409A of the Internal Revenue Code. The deferral election may provide for payment upon the first to occur of (i) the date of the director’s separation from service for any reason other than cause or (ii) a change in control that meets the requirements of a “change in the ownership of a corporation,” “change in the effective control of a corporation,” or a “change in the ownership of a substantial portion of a corporation’s assets” under Section 409A of the Internal Revenue Code. The elected deferred date is referred to as a “deferred payment date.”

A vested stock unit will be paid in Common Shares, with one Common Share delivered for each vested stock unit within 60 days after the date of vesting or within 60 days after a deferred payment date, as applicable.

If an award of stock units is outstanding as of the record date for determining the stockholders entitled to receive a cash dividend on outstanding Common Shares, each director shall be credited with dividend equivalents with respect to the director’s outstanding stock units. Dividend equivalents will vest at the same time as the underlying stock units. Unless the Committee determines otherwise, dividend equivalents on unvested stock units will be paid in cash at the time of vesting, and dividend equivalents on vested stock units that have been deferred will be paid in cash on the dividend payment dates. If the underlying stock units are forfeited, all related dividend equivalents shall also be forfeited. No interest shall accrue on dividend equivalents.

If a director has a separation from service for cause, as determined by the Committee, all stock units that have not been paid, whether or not vested, shall be forfeited. Upon the effective date of a separation from service for any reason other than cause, all unvested stock units shall be forfeited.

If a participant ceases serving as a nonemployee director and, immediately thereafter, is employed by us, then such participant will not be deemed to have ceased service for purposes of the Amended and Restated Directors Plan at that time. The participant’s continued employment with us will be deemed to be continued service for purposes of the Amended and Restated Directors Plan; provided, however, that such service shall cease as of the date of a separation from service under Section 409A of the Internal Revenue Code, and such former director will not be eligible for additional grants of stock units under the Amended and Restated Directors Plan.

Stock unit grants made under the Armstrong World Industries, Inc. 2008 Directors Stock Unit Plan and the Armstrong World Industries, Inc. 2006 Phantom Stock Unit Plan that were converted to stock unit grants on Common Shares and assumed by the Company in connection with the Company’s separation from Armstrong World Industries, Inc. in 2016 will continue to be subject to the terms of the applicable grant agreements and the plan pursuant to which they were granted and any shares issued pursuant to those assumed awards will come out of the share reserve under the 2016 Directors Plan.

ADJUSTMENTS

Awards under the Amended and Restated Directors Plan and any agreements evidencing such awards, the maximum number of Common Shares that may be issued under the Amended and Restated Directors Plan and the maximum number of Common Shares with respect to which stock units may be made to any one person during any calendar year are subject to mandatory adjustment or substitution, as determined by the Committee in its sole discretion, as to the number, price or kind of a Common Shares or other consideration subject to such stock unit or as otherwise determined by the Committee to be equitable (i) in the event of changes in the outstanding Common Shares or in our capital structure by reason of stock or extraordinary cash dividends, stock splits, reverse stock splits, spinoffs, recapitalization, reorganizations, mergers, consolidations, combinations, exchanges, or other relevant changes in capitalization occurring after the date of grant of any such benefit, or (ii) in the event of any change in applicable laws or any change in circumstances which results in or would result in any substantial dilution or enlargement of the rights awarded to, or available for, participants, or which otherwise warrants equitable adjustment because it interferes with the intended operation of the Amended and Restated Directors Plan.

STOCK OWNERSHIP POLICY

Unless the Committee determines otherwise, nonemployee directors who are subject to our stock ownership policy must hold a portion of the net after-tax shares received upon payment of stock units under the Amended and Restated Directors Plan until the applicable stock ownership guidelines are met, in accordance with our stock ownership policy.

CLAWBACK POLICY

All awards made under the Amended and Restated Directors Plan are subject to the applicable provisions of clawback or recoupment policies, share trading policies and other policies that may be implemented and approved by the Board, as such policy may be in effect from time to time.

AMENDMENT AND TERMINATION OF THE PLAN

The Board may amend or terminate the Amended and Restated Directors Plan at any time, subject to stockholder approval if such approval is required under the applicable laws or stock exchange requirements. The Amended and Restated Directors Plan will terminate on March 31, 2026, unless the Amended and Restated Directors Plan is terminated earlier by the Board or is extended by the Board with the approval of the stockholders.

U.S. FEDERAL INCOME TAX IMPLICATIONS OF THE 2016 DIRECTORS STOCK UNIT PLAN

The U.S. federal income tax consequences arising with respect to stock units are described briefly below. From the recipients’ standpoint, as a general rule, ordinary income will be recognized at the time of payment of cash or delivery of shares. Future appreciation on shares held beyond the ordinary income recognition event will be taxable at capital gains rates when the shares are sold. The Company, as a general rule, will be entitled to a tax deduction that corresponds in time and amount to the ordinary income recognized by the recipient, and the Company will not be entitled to any tax deduction in respect of capital gain income recognized by the recipient.

An award may be taxable at 20 percentage points above ordinary income tax rates at the time it becomes vested, even if that is prior to the delivery of the cash or stock in settlement of the award, if the award constitutes “deferred compensation” under Section 409A of the Internal Revenue Code, and the requirements of Section 409A of the Internal Revenue Code are not satisfied.

The foregoing provides only a general description of the application of U.S. federal income tax laws to stock units granted to U.S. taxpayers under the Amended and Restated Directors Plan. This discussion is intended for the information of stockholders considering how to vote at the Annual Meeting and not as tax guidance to participants in the Amended and Restated Directors Plan, as the tax consequences may vary with the identity of the recipients and the method of payment or settlement. This summary does not address the effects of other federal taxes (including possible “golden parachute” excise taxes) or taxes imposed under state, local, or foreign tax laws.

NEW PLAN BENEFITS UNDER THE AMENDED AND RESTATED DIRECTORS STOCK UNIT PLAN

At the present time, six (6) nonemployee directors are eligible to receive stock units under the Amended and Restated Directors Plan. No grants have been made to our nonemployee directors contingent on the approval of the Amended and Restated Directors Plan. Grants under the Amended and Restated Directors Plan are subject to the discretion of the Committee, consistent with the terms and limitations of the Amended and Restated Directors Plan, and as a result, the benefits or amounts that will be received by any participant or nonemployee directors as a group under the Amended and Restated Directors Plan are not currently determinable. For information on awards made in 2020 to our nonemployee directors, please refer to the “Nonemployee Director Compensation Table—2020” and “Nonemployee Directors—Aggregate Ownership” elsewhere in this proxy statement. The last reported sale price of a Common Shares on April 7, 2021 was $5.12 per share.

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL OF THE AMENDED AND

RESTATED DIRECTORS STOCK UNIT PLAN AS DESCRIBED IN THIS PROXY STATEMENT.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS,

MANAGEMENT AND DIRECTORS

CERTAIN BENEFICIAL OWNERS

The following table sets forth information regarding persons or groups known to us to be beneficial owners of more than 5% of our outstanding Common Shares as of April 7, 2021 or the date of any applicable reports filed by such persons or groups prior to that date. Beneficial ownership is determined in accordance with applicable rules of the SEC.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percentage of Class Outstanding
Hotchkis and Wiley Capital Management, LLC (2) 601 S. Figueroa Street, 39th Floor Los Angeles, CA 90017	2,643,724	12.2%

22NW, LP (3) 1455 NW Leary Way, Suite 400 Seattle, WA 98107	2,141,107	9.9%

GAMCO Investors, Inc. (4) One Corporate Center Rye, NY 10580	1,988,171	9.2%

Nantahala Capital Management, LLC (5) 130 Main Street, 2nd Floor New Canaan, CT 06840	1,627,441	7.5%

Renaissance Technologies LLC (6) 800 Third Avenue New York, NY 10022	1,118,412	5.2%

Dimensional Fund Advisors LP (7) Building One 6300 Bee Cave Road Austin, TX 78746	1,115,379	5.2%

(1)	Based on 21,685,862 Common Shares outstanding as of April 7, 2021, as reported to the NYSE (28,376,662 shares reported, less 6,690,800 shares held in treasury).
(2)

On a Schedule 13G Amendment Number 1 filed with the SEC on February 11, 2021, Hotchkis and Wiley Capital Management, LLC reported as of December 31, 2020 sole voting power with respect to 2,190,224 shares and sole dispositive power with respect to 2,643,724 shares.

(3)	On a Schedule 13G filed with the SEC on February 12, 2021, 22NW, LP reported sole voting and dispositive power as of December 31, 2020 with respect to 2,141,107 shares.
(4)

On a Schedule 13D Amendment Number 12 filed with the SEC on March 18, 2021, Gabelli Funds, LLC reported sole voting and dispositive power with respect to 161,600 shares, GAMCO Asset Management Inc. reported sole voting power with respect to 1,750,571 shares and sole dispositive power with respect to 1,815,571 shares, and Gabelli Foundation, Inc. reported sole voting and dispositive power with respect to 11,100 shares, all as of March 17, 2021.

(5)

On a Schedule 13G Amendment Number 3 filed with the SEC on February 12, 2021, Nantahala Capital Management, LLC, Wilmot B. Harkey and Daniel Mack reported as of December 31, 2020 shared voting and dispositive power with respect to 1,627,441 shares. Nantahala Capital Management, LLC may be deemed to be the beneficial owner of 1,627,441 shares held by funds and separately managed accounts under its control, and as the managing members of Nantahala Capital Management, LLC, each of Messrs. Harkey and Mack may be deemed to be a beneficial owner of those shares. On a Schedule 13G filed with the SEC on February 10, 2021, Renaissance Technologies LLC (“RTC”) and Renaissance Technologies

Holdings Corporation (“RTHC”) reported as of November 17, 2020 sole voting power with respect to 1,019,012 shares and sole dispositive power with respect to 1,118,412 shares. RTHC may be deemed to be the beneficial owner of the shares held by RTC because of RTHC’s majority ownership of RTC.
(6)

On a Schedule 13G Amendment Number 3 filed with the SEC on February 12, 2021, Dimensional Fund Advisors LP reported as of December 31, 2020 sole voting power with respect to 1,053,302 shares and sole dispositive power with respect to 1,115,379 shares. Dimensional Fund Advisors LP, an investment adviser registered under Section 203 of the Investment Advisors Act of 1940, furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, and serves as investment manager or sub-adviser to certain other commingled funds, group trusts and separate accounts (such investment companies, trusts and accounts, collectively referred to as the “Funds”). In certain cases, subsidiaries of Dimensional Fund Advisors LP may act as an adviser or sub-adviser to certain Funds. In its role as investment advisor, sub-adviser and/or manager, Dimensional Fund Advisors LP or its subsidiaries may possess voting and/or investment power over shares that are owned by the Funds, and may be deemed to be the beneficial owner of shares held by the Funds. However, all reported shares are owned by the Funds.

MANAGEMENT AND DIRECTORS

The following table sets forth, as of April 1, 2021, the amount of Common Shares beneficially owned by all directors, currently-serving NEOs (as identified in the “Compensation Discussion and Analysis”) and all directors and executive officers as a group in accordance with applicable SEC rules.

Name	Number of Common Shares Beneficially Owned	Number of Shares Subject to Options (1) Exercisable or Which Become Exercisable Within 60 Days	Total Number of Shares Beneficially Owned (2)	Restricted Stock Units (3) / Unvested Options	Total Common Shares Beneficially Owned Plus Restricted Stock Units and Unvested Options
John C. Bassett	64,499	23,482	87,981	123,267	211,248
Brent A. Flaharty	60,088	—	60,088	147,698	207,786
Michael F. Johnston	0	—	0	124,949	124,949
Kathleen S. Lane	16,242	—	16,242	58,433	74,675
Jeffrey Liaw	17,396	—	17,396	63,605	81,001
Michael W. Malone	37,659	—	37,659	55,069	92,728
Larry S. McWilliams	76,533	—	76,533	66,750	143,283
James C. Melville	2,114	—	2,114	58,433	60,547
Christopher S. Parisi	25,962	11,123	37,085	166,901	203,986
Michel S. Vermette	219,089	—	219,089	936,662	1,155,751
Amy P. Trojanowski	0	—	0	172,996	172,996
Directors and Executive Officers as a group (12 persons) (4)	519,582	34,605	554,187	1,995,690	2,549,877

(1)	Directors do not receive stock option grants under the 2016 Directors Stock Unit Plan or as part of the compensation program for nonemployee directors.
(2)

No individual director or executive officer other than Mr. Vermette beneficially owns 1% of the Common Shares outstanding as of April 7, 2021 (Mr. Vermette beneficially owns approximately 1%). The directors and executive officers as a group beneficially own approximately 3% of the Common Shares outstanding as of April 7, 2021.

(3)

Represents, in the case of NEOs, unvested time-based and performance based (share price performance only) restricted stock units (“NEO RSUs”) granted to them under the 2016 AFI long-term incentive plan and, in the case of nonemployee directors, vested and unvested stock units (Director RSUs) granted to them as part of their annual retainer for Board service that are not acquirable by the director within 60 days of April 7, 2021 under the terms of the 2016 Directors Stock Unit Plan. See Directors Aggregate Ownership table on page 18 for further information. Neither the unvested NEO RSUs nor the Director RSUs have voting power.

(4)	Includes amounts for Philip J. Gaudreau, VP and Controller.

COMPENSATION DISCUSSION AND ANALYSIS

In this section, we provide a detailed description of our compensation programs, including the underlying philosophy and strategy, the individual elements, the methodology and processes used by the Board and the Compensation Committee to make compensation decisions, and the relationship between AFI’s performance and compensation delivered in fiscal year 2020. The discussion in this Compensation Discussion and Analysis (“CD&A”) focuses on the compensation of individuals serving in the roles of Chief Executive Officer (“CEO”), Chief Financial Officer (“CFO”), and the next three most highly compensated senior executives for the fiscal year 2020, and all additional individuals for whom disclosure is required by Item 402(a)(3) of Regulation S-K. These individuals, referred to as AFI’s NEOs, were:

•	Michel S. Vermette, President and CEO

•	Amy Trojanowski, Senior Vice President, Chief Financial Officer (employment commenced October 19, 2020)

•	Douglas B. Bingham, Senior Vice President, Chief Financial Officer and Treasurer (employment terminated effective June 26, 2020)

•

Greg Waina, Interim Chief Financial Officer, who was directly employed by and paid through Accordion Partners (a third party finance function consulting firm and provider of interim financial executives), and therefore ineligible for any compensation or benefits from AFI

•	Christopher S. Parisi, Senior Vice President, General Counsel, Secretary & Chief Compliance Officer

•	Brent A. Flaharty, Senior Vice President, Chief Customer Experience Officer

•	John C. Bassett, Senior Vice President, Chief Human Resources Officer

Executive Summary

Business Overview

During early 2020, the Company established a multi-year strategic roadmap to transform and modernize its operations to become a leaner, faster growing and more profitable business. The transformation encompasses three critical objectives: (i) expanding customer reach; (ii) simplifying product offerings and operations; and (iii) strengthening core capabilities. The Company began to implement a new operating model in 2020 to more effectively accomplish these objectives by: (i) placing customers first by aligning services and products through a more seamless value chain; (ii) leading the industry in product innovation (e.g., Top Product of the Year from Environment + Energy Leader, Merit Award from BUILDINGS Product Innovation); (iii) simplifying processes and operating complexity to become more competitive and efficient; (iv) realigning the go-to-market model to reach all relevant channels and customers; (v) implementing system changes to improve operations, reduce costs and reignite organic growth; and (vi) investing thoughtfully with a return-focused mindset. AFI continued to focus on and invest in the transformational strategic objectives and execute on the operating plan despite the disruption to the global economy and our business caused by the COVID-19 pandemic.

2020 Compensation Plan Design and Payouts

During 2020, the Compensation Committee adjusted the Company’s compensation programs to better align with our strategic plan and the pre-COVID 2020 operating plan intended to support first year implementation. These changes included new metrics for both the Annual Incentive Plan and Long-term Incentive Plan.

2020 Annual Incentive Plan (“AIP”)

The metrics selected for the Annual Incentive Plan in early 2020 were Net Sales and Gross Profit combined with a performance hurdle for Earnings Before Interest, Taxes, Depreciation and Amortization (“EBITDA”). These

measures aligned with the revenue and margin growth performance objectives under the 2020 operating plan and are key metrics for measuring progress in the initial years of the strategic plan.

During the course of 2020, the Committee recognized the impact of COVID-19 on the global economy and AFI’s business, and decided that it would wait until after the end of the year to consider whether it would exercise discretion to award payouts under the AIP. The Committee determined in February 2021 that it would award payouts at the minimum payout level (50% of target) to all AIP participants to reward execution on the operating plan and progress towards meeting the strategic transformation objectives. (See “2020 Annual Incentive Plan Design and Payouts”, below, for a partial list of transformation accomplishments considered by the Committee.)

Long-Term Incentive Plan (“LTIP”)

Our 2020 LTIP grants were comprised of three-year cliff-vested performance stock units (“PSUs”) and time-based cash awards. The Committee chose share price growth as the performance metric to directly align the compensation opportunity with shareholder value creation over the initial three-year period of the strategic plan. We replaced previously used ratably-vested restricted stock unit (“RSU”) awards with time based cash awards because we had a limited pool of shares available for grant under our 2016 Long-Term Incentive Plan and did not believe the timing was appropriate to request stockholders to approve a new share authorization. The time-based cash awards vest two years after the date of grant assuming continuous employment during that period.

During 2020, the Committee did not modify the terms of any of its outstanding LTIP grants.

OUR EXECUTIVE

COMPENSATION PROGRAM

Philosophy and Objectives

Our long-term success and growth depend on attracting and retaining highly capable global business leaders with the experience and skills to deliver on our transformation strategy in a volatile and changing market environment. Our executive compensation programs are designed to attract, motivate and retain those high-quality leaders by rewarding them when they deliver long-term sustainable stockholder value. In developing and maintaining our executive compensation program, the Committee focuses on the following key objectives:

•	Align executive interests with stockholders’ interests to maximize long-term value creation;

•	Create a strong link between pay and performance by placing a significant portion of compensation ‘at risk’ based on performance against pre-established goals; and

•	Structure sufficiently competitive compensation packages globally, to enable access to high-quality executives in a highly competitive talent environment.

Consistent with our compensation philosophy, the compensation program is designed to provide competitive target total direct compensation opportunities for our senior executives and link actual compensation with performance. Our compensation program consists of:

•	Base salary

•	Short-term cash incentive award made annually (if earned) based on the relative achievement of annual goals under our AIP

•	Annual grants under our Long-term Incentive Plan, which contain a mix of performance and time-vested awards

The relative pay mix for each element of pay for our NEOs is consistent with our pay-for-performance philosophy, as represented below:

•	Performance-based compensation provides 75% (50% LTIP and 25% AIP) of the opportunity for our CEO, Mr. Vermette

•	Performance-based compensation provides 57% (34% LTIP and 23% AIP) of the opportunity for our other NEOs

Note: Our CFO, Ms. Trojanowski, began her employment on October 19, 2020, and her full- year compensation similarly emphasizes performance, with performance-based pay representing 62% of her total opportunity (38% LTIP and 24% AIP)

Investor Outreach

The Compensation Committee takes into consideration the results of the annual advisory vote on the Company’s executive compensation program. At the 2020 annual meeting, approximately 59% of the Company’s stockholders who voted expressed their approval of the compensation of the Company’s NEOs. The Company and the Compensation Committee took this result seriously and promptly considered the possible considerations and rationale. Following the receipt of such results, senior members of executive management at the Company promptly engaged with five of the Company’s largest stockholders who collectively held, at the time, approximately 35% of the Common Shares, to discuss the results, solicit feedback and questions from those holders, and provide context to the factors that may have contributed to such results.

In furtherance of our stockholder engagement program in early 2021, we invited most of our top stockholders to participate in discussions regarding executive compensation, including the 2020 compensation advisory vote, environmental, social and governance matters. While several declined to participate following multiple invitations, we engaged with several large stockholders representing approximately 30% of our Common Shares and discussed such matters, including executive compensation and the 2020 compensation advisory vote. Representatives from the Company’s finance, investor relations, executive compensation, sustainability and governance teams participated in each of these discussions.

We did not receive any feedback during these conversations that reflected expression of concern with or the need to alter our current compensation program. The Company reported the nature and results of such conversations to the Compensation Committee and Governance Committee.

We believe that we have strong alignment between business strategy and compensation design and that our incentive plan metrics align with our business strategy, as further discussed below. We regularly analyze our practices to ensure that we remain a leader in executive compensation best practices and address investor concerns.

2020 Compensation Practices and Policies

We believe our executive pay is reasonable and provides appropriate incentives to our NEOs to achieve our financial and strategic goals without encouraging them to take excessive risks in their business decisions. We regularly evaluate the major risks to our business, including how risks taken by management could affect the value of executive compensation. To this end, we note the following regarding our compensation practices:

WE DO	WE DO NOT

  use a combination of short-term and long-term incentives to ensure strong alignment among AFI’s operating performance, stockholder value creation, and compensation delivered

  regularly evaluate our peer group and pay positioning under a range of performance scenarios

  annually review all our compensation plans, policies and significant practices

  include a “double trigger” in our executive change-in-control severance agreements, and our current LTIP, so participants receive severance or accelerated LTIP grant vesting only when a qualifying termination occurs

  annually review and limit executive perquisites

  have an Executive Incentive Compensation Recoupment Policy to ensure accountability in the presentation of our financial statements

  have stock ownership requirements to align Director and executive interests with those of our stockholders

  re-price our stock options without the prior approval of our stockholders

  cash out underwater stock options

  offer employment agreements to our employees, other than our Change-in-Control Severance Agreements, and other than the employment agreement to attract Mr. Vermette

  permit directors or employees, or their respective related persons, to engage in short sales of AFI’s stock or to trade in instruments designed to hedge against price declines in AFI’s stock

  permit directors or officers to hold AFI securities in margin accounts or to pledge AFI securities as collateral for loans or other obligations

  provide executives with excise tax gross-ups in a change-in-control

  offer above-market earnings on contributions to deferred compensation plans

How We Make Compensation Decisions

The Compensation Committee is responsible for executive compensation program design and the decision- making process relative to NEOs specifically, and broadly, as these programs apply to other senior leaders and participating employees. The Committee solicits input from the independent members of the Board, the CEO, other members of management, and its independent compensation consultant to assist with its responsibilities. The following summarizes the roles of each of the key participants in the executive compensation decision- making process.

Roles of Key Participants

Management Development and Compensation Committee of the Board of Directors

•  Comprised of independent members of the Board.

•  Sets the philosophy and principles that guide the executive compensation program.

•  Oversees the design of our executive compensation programs in the context of our culture, competitive practices, legal and regulatory landscape, and governance trends.

•  Reviews and approves short- and long-term incentive compensation design, including performance goals and the reward consequences for delivering above or below target performance.

•  Reviews our leadership development programs and succession planning for CEO and other senior executive positions.

•  Reviews and approves corporate goals and individual objectives relevant to the compensation of the CEO, evaluates the CEO’s performance relative to those goals and objectives, and recommends CEO compensation to the independent directors based on the evaluation.

•  Oversees the evaluation of the other senior executives and establishes their compensation levels in collaboration with the CEO.

Independent Members of the Full Board of Directors	• Participate in the performance assessment process for the CEO. • Approve CEO employment and compensation decisions, including base salary, AIP awards and LTIP awards

Independent Compensation Consultant

•  Provides analysis, independent advice and recommendations with regard to executive compensation.

•  Attends Committee meetings, as requested, and communicates between meetings with the Committee Chair.

•  Advises the Committee on market trends, regulatory issues and developments and how they may impact AFI’s executive compensation programs.

•  Provides the Committee with peer group development recommendations.

CEO	• Provides input to the Committee on senior executive performance and compensation recommendations other than for himself.

Independent Compensation Consultant

The Compensation Committee has engaged Willis Towers Watson as its independent consultant on executive compensation matters. At the request of the Committee, in addition to providing general executive compensation advice outlined above, Willis Towers Watson performed the following services during 2020:

•	Provided information on executive compensation trends and external developments, including regulatory changes.

•	Provided a competitive evaluation of total compensation for the NEOs, as well as overall compensation program share usage, dilution, and LTIP expense.

•	Reviewed the peer group used for market analyses.

•	Reviewed the competitiveness of actual pay delivered in relation to performance as compared to the peer group.

•	Provided advice on the alignment between the AIP and LTIP performance metrics and the Company’s operating plan and stockholder value creation.

•	Provided recommendations on CEO total compensation.

•	Reviewed recommendations for our CEO’s compensation in relation to the other NEOs.

•	Reviewed Committee agendas and supporting materials in advance of each meeting and raised questions or issues with management and the Committee Chair, as appropriate.

•	Provided guidance and recommendations on incentive plan design, including the rigor of metrics and goals.

•	Reviewed drafts and commented on this CD&A and the related compensation tables.

AFI paid Willis Towers Watson approximately $195,000 for these services.

Willis Towers Watson also provided additional services unrelated to executive compensation during 2020. These services included actuarial and plan administration services for our Canadian pension plan. The aggregate fees paid for these services in 2020 were approximately $170,000. These services were approved by management in the ordinary course of business, and the Committee did not approve such services.

The Committee has determined that the work of Willis Towers Watson did not raise any conflicts of interest in 2020. In making this assessment, the Committee considered the independence factors enumerated in Rule 10C-1(b) under the Exchange Act and corresponding rules of NYSE, including the nature of the additional services that Willis Towers Watson provides, the level of fees received from us as a percentage of Willis Towers Watson’s total revenue, the policies and procedures employed by Willis Towers Watson to prevent conflicts of interest, and whether the individual Willis Towers Watson advisers to the Committee own any Common Shares of the Company or have any business or personal relationships with members of the Committee or our senior executives. After considering all of the factors required by the NYSE rules and all other factors relevant to Willis Towers Watson’s independence from management, the Committee has determined that Willis Towers Watson is independent.

Setting Executive Compensation

We consider market pay practices as a starting reference point when setting executive compensation.

The Committee’s independent compensation consultant assists the Committee in developing the relevant competitive market using published survey data and a peer group of companies to serve as the basis for comparing the pay of our NEOs to the market. Annually, we conduct a detailed market review of executive pay to evaluate each element of pay against the market using both Peer Group and WTW survey data. The Committee assesses whether our level of executive pay is appropriate when compared to industry, market standards, individual performance and organizational performance. In general, NEO pay has been positioned at or below the 50th percentile of the competitive market data, with the actual positioning dependent upon the individual’s performance, scope of duties and responsibilities, experience in role, expected future contributions, internal equity with peers situated at similar levels, organizational performance, and compensation required to attract and retain the required level of global business knowledge and leadership needed to achieve our strategic objectives.

Peer Group

Our peer group is composed of companies with business models and operations comparable to our own and companies that we believe have a similar financial and operational profile. Metrics used to select our peer group include revenue, market capitalization, business model comparability, global presence and competition for executive talent. We believe that our peer group reflects the type and complexity of business risks managed by our NEOs and that we compete with many of the companies in our peer group for executive talent.

In 2020, the Committee, in consultation with its independent compensation consultant, evaluated the continuing appropriateness of our peer group. Following its review, the Committee approved removing Continental Building Products from the peer group since it was acquired by a large non-US based company. Our 2020 peer group, as determined by the Committee, was as follows:

2020 Peer Group
American Woodmark Corp	Huttig Building Products, Inc.
Apogee Enterprises, Inc.	Insteel Industries, Inc.
CSW Industrials, Inc.	Interface, Inc.
Forterra, Inc.	Glatfelter Corp.
Gibraltar Industries, Inc.	PGT Innovations, Inc.
Griffon Corporation	Quanex Building Products Corp.

The Committee reviewed peer group proxy statement and published compensation survey data in evaluating our NEOs’ pay and published compensation survey data in evaluating our other senior executives’ pay. When assessing pay levels, the Committee also reviews the relative positioning of our senior executives with each other. In 2020, the Committee’s consultant advised the Committee that our overall competitive positioning for executive pay remained aligned with our pay for performance compensation philosophy.

Components of the Executive Compensation Program

The following table outlines the pay elements of our executive compensation program and provides a summary of actions and results for 2020.

Pay Element	Purpose	Characteristics	2020 Actions and Results
Base Salary	Provide a regular stream of income and security	• Fixed cash component

•  NEOs did not receive base salary increases in 2020 due to the emerging impact of the global pandemic on the global economy, with the exception of our Senior Vice President and Chief Commercial Officer, Brent Flaharty, who received an increase effective 1/1/2020 to recognize his additional job responsibilities and his relative market positioning.

Annual Incentive	• Motivate executives to improve short-term financial performance. • Reward executives for delivering stockholder value creation.	• Actual payout is based on performance

•  The Committee decided to wait until after 2020 ended and then determined that it would exercise discretion to approve a payout at the minimum level (50% of target) to recognize the Company’s accomplishments under the operating plan and progress towards meeting the strategic transformation objectives.

Long-term Incentive	• Create alignment between management and stockholder interests. • Motivate executives to achieve sustainable long-term value creation. • Support stock ownership requirements.	• PSU vesting is based on share price performance after three years. • Time based awards vest based on continued employment.

•  Share price was chosen as the performance metric to align with stockholder value creation after the initial three years of the strategic plan.

•  Cash based awards with two-year cliff vesting replaced ratably vested RSUs in 2020 due to the limited shares remaining in the 2016 Long-Term Incentive Plan share pool.

Pay Element	Purpose	Characteristics	2020 Actions and Results
Benefits	• Provide market- competitive benefits to attract executives.	• Actual benefits are based on enrollments made for the calendar year.	• None

Perquisites	• Provide protection to the organization and the individual and are limited in comparison to our peer group.

•  Actual cost of executive physicals.

•  Enhanced long-term disability benefits and non-qualified deferred executive compensation plan with a match similar to our 401(k) program recognize levels of compensation eligible for qualified benefits.

• None

Compensation Program Elements

Base Salary

In determining salary levels for each of our NEOs, the Committee considers factors such as job performance, scope of duties and responsibilities, experience in role, expected future contributions, organizational performance, financial and operational performance, leadership, development of people, internal equity, and potential. The Committee also considers each NEO’s current salary as compared to the salary range and median salary practices of our peer group and other market data. After considering all relevant information, and recognizing the relative financial performance of the Company and the uncertain impact of COVID-19, in early 2020 the Board determined that NEOs would not receive base salary increases and maintained NEO salaries at 2019 levels.

Name	Base Salary ($)
Michel Vermette	650,000
Amy Trojanowski	425,000
Douglas Bingham	300,000
Christopher Parisi	339,722
Brent Flaharty	332,000
John Bassett	295,749

In December 2019, the Committee approved increasing Mr. Flaharty’s base salary to $332,000 effective January 1, 2020. The Committee approved this action to recognize the assumption of additional responsibilities, such as marketing, and to reflect market-competitive compensation levels.

2020 Annual Incentive Plan Design and Payouts

The Committee approves the performance goals and incentive levels for each of our NEOs under our AIP. The performance goals include various levels of performance, including a minimum, target and a maximum. Senior executives may receive up to a maximum of 200% of the target incentive if we exceed target on the performance metrics. The performance metrics selected for 2020 were Net Sales and Gross Profit, combined with an EBITDA hurdle. These performance metrics were chosen because they directly aligned with the multi-year strategic shift towards accelerated growth and increased margin through more efficient use of our resources. The Company’s operating plan is focused on driving growth through new products, distribution channels and pricing. Margin improvement is expected through a continuous improvement process in manufacturing, distribution, and inventory management that should improve efficiencies. Accomplishing the pre-COVID-19 operating plan objectives under the 2020 operating plan were considered key criteria for measuring progress in the initial years of the strategic plan.

In establishing the performance and payout ranges for the AIP, the Committee considered a number of factors including:

•	The amount of year-over-year improvement required to achieve target performance

•	The anticipated performance improvement from the transformation activities that underpin the strategic plan

•

The degree of difficulty and probability of achieving the various performance targets, which were considered “stretch” goals based on historical performance and the typical disruptions associated with any business transformation

During 2020, as COVID-19 began to impact on the global economy and the industry, the Compensation Committee decided to wait until after 2020 was completed to determine whether it would use its discretion with respect to the 2020 AIP payouts. Actual 2020 performance was below the payout thresholds established for the 2020 AIP. In February 2021 the Committee reviewed the full year’s achievements under the operating plan and exercised its discretion to authorize a payout under the AIP at the “minimum” performance level (50% of target) for all AIP participants throughout the Company. In determining to exercise its discretion to provide payouts, and the level of payouts, under the 2020 AIP, the Committee considered the Company’s operational performance in a pandemic environment as well as the Company’s progress on the foundational elements of the strategic plan. More specifically, the Committee noted the representative list of accomplishments in the three key areas of the strategic plan in 2020:

Expand Customer Reach

Key Accomplishments

•  Directly serviced NFA, commercial national accounts and key builder accounts

•  Created new sales channels in hospitality and healthcare

•  Reorganized and augmented supply chain resources

•  Launched Made in The USA quick ship program increasing capacity utilization

Simplify Portfolio and Organization

Key Accomplishments

•  Product portfolio vitality index improved by 10 pts vs PY

•  Consolidated residential felt sheet and VCT manufacturing

•  Reduced SKU counts

•  Pricing simplified and expected to generate $8M in 2021

Strengthen Capabilities

Key Accomplishments

•  Launched new branding

•  Implemented COVID-19 protocols that kept plants operating and maintained sales force momentum

•  Refinanced company enabling turnaround

•  Positioned South Gate facility for sale and opened West Coast distribution center

The AIP targets and actual performance are set forth below:

Performance Level	Minimum ($M)	Target ($M)	Maximum ($M)	Actual Performance ($M)
Net Sales	640	658	676	584.8
Gross Profit	109	122	137	83.5
Payout Level (percent of Target)	50%	100%	200%
EBITDA Trigger	11			(6.3)

The AIP payouts approved by AFI’s Board are set forth below:

NEO	2020 Actual Base Salary ($)	Target Incentive (percent of base salary)	Target Incentive ($)	Maximum Incentive Opportunity ($)	Committee- Approved Payout (percent of Target)[3]	Actual AIP Payout ($)[1,2]
Michel Vermette	650,000	100%	650,000	1,300,000	50%	325,000
Douglas Bingham[1]	150,000	55%	80,014	160,028	n/a	80,014
Amy Trojanowski[2]	86,932	65%	56,506	113,012	50%	28,253
Christopher Parisi	339,722	55%	186,847	373,694	50%	93,424
Brent Flaharty	332,000	55%	182,600	365,200	50%	91,300
John Bassett	295,749	50%	147,875	295,749	50%	73,937

[1]

Mr. Bingham’s employment terminated June 26, 2020. His compensation reflects his base salary for the time he was with the Company in 2020. Consistent with the Executive Severance Plan, Mr. Bingham received $80,014, under his severance agreement, representing a payout for his participation in the AIP during his employment for 2020. His target and maximum incentive opportunities reflect his pro rata opportunity.

[2]

Ms. Trojanowski’s employment with AFI commenced on October 19, 2020. Her compensation reported here represents actual, and not annualized, amounts. Her annualized base salary was set at $425,000. Her target and maximum incentive opportunities reflect her pro rata opportunity.

[3]	The payout of 50% of target approved by the Committee represents the minimum payout level under the 2020 AIP.

2020 Long-Term Incentive Plan Design

Our LTIP grants are designed to motivate our senior executives to create long-term sustainable stockholder value, and then reward them commensurate with the level of value creation. Our LTIP grants in 2020 were comprised of Performance Stock Units (“PSUs”) and time-based cash awards. The PSUs, which represent 70% of the NEOs’ long-term incentive opportunity, are cliff-vested after three years if they meet defined share price hurdles. Share price was used as the performance metric in 2020 to provide a direct alignment with stockholder interests over the initial three-year period of the strategic plan, since the AIP metrics were operational in nature and directly aligned with the operating plan supporting the strategic transformation.

We utilized two-year cliff-vested cash awards, representing 30% of the NEOs’ long-term incentive opportunity, in place of our previous ratably-vested RSU awards, because we did not have sufficient shares in our 2016 Long-Term Incentive Plan share pool to grant RSUs. Given the economic environment at the time, the Committee determined that it should not request stockholder approval of a new share authorization in 2020.

At the date of grant of the PSUs, the AFI share price was $2.00. The Committee recognized that its share price was depressed at the annual grant date in 2020 and decided that it would not be appropriate to use that share price and unduly dilute stockholder equity or set easily achievable performance goals. Therefore, AFI and the Compensation Committee used a share value double the grant date share price, both in setting grant levels (resulting in 50% fewer shares granted) and setting share price hurdles for vesting of the PSUs. The

Compensation Committee also lowered the maximum payout for the PSUs to 125% of target from 200% of target in prior years, in recognition of the depressed share price.

Share price for vesting of the PSU grants will be measured by the 20-day trading average following the 2023 release of 2022 full year and Q4 earnings. The PSU grants have the following payout schedule:

Performance Achievement Level	Vesting as a Percent of Target	Share Price Hurdle
Minimum	50%	$6.00
Threshold	75%	$7.50
Target	100%	$9.00
Maximum	125%	$10.50

The PSUs granted to our NEOs and other executives who have share ownership guidelines have a one-year, post-vesting holding period for any portion of the grant that vests above target, such that the vested above-target PSUs will not be available to be sold until the one-year anniversary following the vesting date of the PSUs, subject to limited exceptions. AFI does not pay a dividend; however, should it start paying dividends, any such dividend equivalents payable in connection with the PSUs are paid in cash.

Each NEO’s LTIP target was based on a percentage of salary. Target 2020 LTIP grants for our NEOs were as follows:

NEO	2020 LTIP Target as a Percent of Base Salary
Michel Vermette	200%
Douglas Bingham[1]	75%
Amy Trojanowski[2]	100%
Christopher Parisi	85%
Brent Flaharty	75%
John Bassett	75%

[1]	Mr. Bingham’s employment ended on June 26, 2020. His 2020 PSU and cash-based awards were forfeited.
[2]

Ms. Trojanowski did not receive an annual LTIP grant because her employment with AFI began after the grant date. Ms. Trojanowski did receive a grant of 100,000 RSUs as part of her commencement of employment, which will vest ratably over five years. Ms. Trojanowski’s LTIP Target is set at 100% of base salary for future years’ grants

Equity awards are subject to vesting, forfeiture and clawback provisions, as described in more detail below and in the sections following the Summary Compensation Table. Forfeiture and clawback provisions serve as a means to redress detrimental behavior by current and former employees. For additional information about our long-term incentive awards, see the narrative discussion titled “Stock Awards and Option Awards (Columns (d) and (e))” following the Summary Compensation Table below.

Prior Period LTIP Performance-Based Awards Vesting in 2020

The 2018 LTIP award performance period ended on December 31, 2020. The Free Cash Flow and EBITDA performance targets for these three-year cliff-vested awards were not met at the close of the performance period and the awards were cancelled without vesting.

ADDITIONAL INFORMATION REGARDING OUR COMPENSATION PROGRAMS

Qualified and Nonqualified Defined Benefit Pension Plans

Mr. Bassett participates in our qualified defined benefit pension plan, the Retirement Income Plan (“RIP”), and the related Retirement Benefit Equity Plan (“RBEP”). Mr. Bassett’s benefits under the AFI RIP and RBEP were frozen effective February 2006. No other NEOs participate in the RIP or RBEP.

Qualified Defined Contribution Savings Plan and Nonqualified Deferred Compensation Plan

We provide a 401(k) plan with a match of 100% on the first 4% of employee contributions and a 50% match on the next 4% of employee contributions. All NEOs are eligible to participate in the 401(k) plan.

We offer an unfunded, nonqualified deferred compensation plan, the Nonqualified Deferred Compensation Plan (“NQDCP”). This plan restores Company contributions that would be lost due to Internal Revenue Code limits on compensation and contributions under the 401(k) plan and allows participants to voluntarily elect to defer up to 25% of eligible base salary earnings and 25% of the AIP payment until a future date. Participants receive a Company match identical to the 401(k) plan Company match up to a maximum contribution of 6% of eligible earnings.

Company matching contributions to the 401(k) plan and NQDCP were suspended on May 1, 2020 and reinstated on October 1, 2020 due to the COVID-19 pandemic.

Perquisites

We provide limited perquisites to our NEOs. These perquisites consist solely of executive physicals and executive long-term disability policies to reflect the compensation levels of our executives.

Change in Control (“CIC”) Agreements and Severance Pay Plan for Executives

Other than our CEO (who has an Employment Agreement, and whose CIC payments are set forth in “Qualifying Involuntary Termination in Connection with a Change in Control”, below), our NEOs have Change in Control Severance Agreements (“CIC Agreements”) with the Company, and they participate in the Severance Pay Plan for Executive Employees, which provides severance in the absence of a change in control.

None of the CIC agreements provides for tax gross-ups under Sections 280G and 4999 of the Code, nor does Mr. Vermette’s Employment Agreement. For more information regarding our NEO CIC Agreements, please refer to “CIC Agreements” below.

For more information regarding our Severance Pay Plan for Executive Employees, please refer to “Involuntary Termination without Cause in the Absence of CIC”, below.

Stock Ownership Guidelines

The Committee maintains stock ownership guidelines for our NEOs to ensure that our NEOs have significant long-term value creation tied to stock price appreciation. Ownership requirements and progress toward their achievement are reviewed annually as part of the compensation planning process. A significant percentage of each NEO’s compensation is directly linked to our stock price appreciation.

The stock ownership guidelines for our NEOs are calculated as a fixed number of shares using a required ownership multiple, the NEO’s annualized base salary as of a fixed date, and the stock price as of a fixed date. The required ownership multiple is five times annual base pay for our CEO and three times annual base pay for our other NEOs. Shares may be counted toward the policy’s ownership guidelines, whether held directly by the

NEO or owned jointly, provided the shares are vested. For stock options, the fair market value of our stock must exceed the exercise price (“in-the-money” options). We include vested, unexercised, “in-the-money” stock options in the calculation. The NEOs are required to retain 100% of net shares acquired upon future vesting or exercise of equity awards until the ownership guidelines are met. As of 12/31/2020, none of our NEOs have satisfied the ownership requirement, and therefore have not sold any net shares.

Recoupment Policy

In order to further align management’s interests with the interests of stockholders and support good governance practices, the Board maintains the Armstrong Flooring, Inc. “Executive Incentive Recoupment Policy (the “Clawback Policy”). Pursuant to the Clawback Policy, in the event of a material restatement of our financial results, the Board, the Committee or another Board committee may, to the extent permitted by applicable law and as the Board or a committee may in its sole discretion deem appropriate and in the best interests of the Company, seek the recoupment or forfeiture of any incentive-based compensation paid or awarded to current and former senior executives and any other officer who engaged in fraud, negligence or other misconduct that resulted in payment in excess of the amount that would have been paid or awarded to the officer under the restated financial statements. The Clawback Policy includes a look-back period of three years preceding the payment or award date, as applicable, of the incentive compensation unless the restatement resulted from fraud or misconduct by the officer, in which case the three-year look-back limitation would not apply.

To the extent that in the future the SEC adopts rules for clawback policies that require changes to our policy, we will revise our policy, if appropriate.

Prohibition on Hedging and Derivative Trading

All members of our Board and senior management, including our NEOs and certain other employees, are required to clear any transaction involving our securities with our General Counsel prior to entering into such transaction.

By policy, we prohibit derivative transactions in our securities, including:

•	Trading in puts, calls, covered calls, or other derivative products involving our securities;

•	Engaging in any hedging or monetization transaction with respect to our securities; and

•	Holding Company securities in a margin account or pledging our securities as collateral for a loan.

We permit senior management to utilize stock trading plans that comply with Rule 10b5-1 of the Exchange Act. All such plans are subject to our pre-approval, and the ability to enter into such plans remains subject to prohibitions on trading while in possession of material nonpublic information.

Assessment of Risk

We monitor the risks associated with our compensation program on an ongoing basis. In 2020, it was the assessment of the Committee, with the assistance of Willis Towers Watson and management, that our compensation programs are designed and administered with an appropriate balance of risk and reward and, by their design, do not encourage executives to take unnecessary, excessive, or inappropriate risks and do not create risks reasonably likely to have a material adverse effect on the company. In arriving at this determination, the Committee considered the following with respect to our compensation programs:

•	Whether the underlying pay philosophy, peer group and market positioning to support business objectives were appropriate.

•	Effective balance in:

•	Cash and equity mix;

•	Short- and long-term performance focus, with performance goals tied to profitability and absolute stock price performance;

•	Use of multiple performance metrics;

•	Performance objectives established using a reasonable probability of achievement; and

•	PSUs tied to operating performance over a multi-year performance period.

•	The Committee’s ability to exercise discretion to reduce AIP amounts earned based on subjective evaluations of quality of earnings and individual performance.

•

The presence of meaningful risk mitigation policies, such as stock ownership guidelines, clawback provisions, and independent Committee oversight, and prohibitions on hedging against and pledging of our Common Shares.

Tax Deductibility of Compensation

Section 162(m) of the Internal Revenue Code imposes a $1 million limit on the amount a public company may deduct for compensation paid to the company’s CEO, CFO or any of the company’s three other most highly compensated employees, as well as persons who were such “covered employees” in a prior year after 2016.

As in prior years, the Committee considers both tax and accounting treatment in establishing our compensation program. The Committee retains discretion to authorize compensation arrangements that are not tax deductible, as the Committee deems appropriate.

COMPENSATION COMMITTEE REPORT

The Management Development and Compensation Committee of the Board of Directors has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with our management. Based on this review and discussion, the Management Development and Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

Submitted by the Management Development and Compensation Committee

Michael F. Johnston (Chair)

Kathleen S. Lane

James C. Melville

This report shall not be deemed to be “soliciting material” or to be “filed” with the SEC, nor incorporated by reference into any future SEC filing under the Securities Act of 1933 or the Exchange Act, except to the extent that we specifically incorporate it by reference therein.

CEO Pay Ratio

As required by Item 402(u) of Regulation S-K, and as a result of rules adopted under the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, the SEC requires disclosure of the CEO to median employee pay ratio. We identified the median employee in 2018 based on our review of all full-time, part-time, temporary, seasonal, and foreign employees employed by AFI and our subsidiaries. The compensation of permanent employees who were not employed for the entire year, such as new hires, was annualized. We applied a currency exchange rate for employees not paid in U.S. dollars using a 12-month average. We selected our median employee by (i) calculating the annual compensation described below for each of our employees, and (ii) ranking the annual compensation of all employees except for the CEO from lowest to highest.

To determine our median employee, we considered the following compensation elements, which we determined are the most commonly used elements of compensation for our employees worldwide:

•	Salary

•	Annual Incentive Plan payments

•	Sales Incentive Plan payments

•	Long-term incentive grant values

We analyzed the median employee’s 2020 compensation compared to 2018 to confirm there was no median change in the employee population, nor a change in employee compensation arrangements that would result in a significant modification such that we would need to select a new median employee. Based on these results, and consistent with applicable SEC regulations, we did not change our median employee for 2020.

Mr. Vermette’s total compensation for 2020 as shown in the Summary Compensation Table was $1,189,500 and the total compensation for the median employee in 2020 was $68,889, resulting in an estimated ratio of our CEO’s pay to the pay of our median employee for 2020 of 17 to 1. The calculation of annual total compensation of our median employee was determined in the same manner as the “Total Compensation” shown for our CEO in the Summary Compensation Table.

2020 SUMMARY COMPENSATION TABLE

The table below sets forth the total compensation for our NEOs during 2020.

Name	Principal Position	Year	Salary ($)	Bonus ($)[2,8]	Stock Awards ($)[1]	Non-equity Incentive Plan Compensation ($)[2]	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)[3]	All Other Compensation ($)[4], 5, 6	Total ($)
Michel Vermette	President and CEO	2020 2019	650,000 197,708	325,000 500,000	204,750 3,822,670			9,750	1,189,000 4,520,378

Douglas Bingham[5]	Chief Financial Officer	2020 2019	150,000 299,205	100,000 130,000	402,300			797,513 20,157	947,513 851,661

Greg Waina[6]	Interim CFO	2020						695,950

Amy Trojanowski[7]	Senior Vice President and CFO	2020	86,932	28,253	526,000				641,185

Christopher Parisi	Senior Vice President, General Counsel and CCO	2020 2019 2018	339,722 337,249 324,433	293,424 80,000	45,486 457,700 493,188	156,130		3,397 21,834 14,948	682,029 896,783 988,699

Brent Flaharty	Senior Vice President and Chief Customer Experience Officer	2020 2019 2018	332,000 298,152 284,282	341,300 80,000	39,218 451,900 412,550	124,380		11,870 12,934	662,518 841,922 834,146

John Bassett	Senior Vice President and Chief Human Resources Officer	2020 2019 2018	295,749 293,596 284,708	273,937 80,000	34,934 392,700 416,169	124,560	45,912 100,562 -20,540	3,120 26,830 16,029	653,652 893,688 820,926

1)

The amounts reflect the aggregate grant date fair value of stock awards granted in 2020, computed in accordance with Financial Accounting Standard Board’s Accounting Standards Codification Topic 718. For more information, please refer to “Note. 4 Stock-based Compensation” in our Annual Report on Form 10-K filed with the SEC. NEOs also received LTIP Cash awards which do not vest until 2022

2)	The Committee approved payouts at 50% of target under the 2020 AIP based on Company performance. The AIP targets were not achieved. The amounts paid are reflected in the “Bonus” column.
3)

The amount shown in the “Change in Pension Value & Nonqualified Deferred Compensation Earnings” represent changes in benefit value under the RIP and RBEP. Plan benefits for Mr. Bassett have been frozen. The Company does not provide above-market rates in its deferred compensation programs.

4)

The amounts shown in the “All Other Compensation” column include: (i) company matching contribution to the AFI 401(k) plan and the NQDCP (Company contributions were suspended for approximately six months due to the COVID-19 pandemic); and (ii) personal benefits (“perquisites”) consisting of medical examination expense reimbursements to the extent the total perquisite value is $10,000 or greater per individual. For each NEO, the total value of all perquisites did not reach $10,000 and is not included in the amount shown.

5)

Mr. Bingham’s compensation other than his base salary was subject to his severance agreement due to the termination of his employment on June 26, 2020. The Company followed its Severance Pay Plan for Executive Employees of Armstrong Flooring, Inc. (“Executive Severance Plan”) in connection with Mr. Bingham’s separation from employment, which was determined to be a termination without cause under the Executive Severance Plan. In exchange for a general release of all claims, Mr. Bingham received, as per our Executive Severance Plan: (i) lump sum cash payments totaling $697,500, representing six months of base salary plus AIP target opportunity; (ii) $80,014, representing his pro rata bonus under the 2020 AIP at target; (iii) accelerated vesting of 441 RSUs; (iv) continued vesting of 8,987 PSUs granted in 2018 (which were subsequently canceled because the performance targets were not met) and 2019 based on satisfaction of the applicable Company performance metrics; (v) a lump sum payment of $7,339 equal to six months of health, dental and vision insurance coverage under the Company’s plans; and (vi) executive outplacement services for up to 12 months following his separation from the Company, up to $20,000 in value. All other outstanding equity grants were forfeited. Mr. Bingham continues to be bound by non-competition restrictions and other restrictive covenants for 18 months following the separation pursuant to the separation agreement.
6)

Mr. Waina provided services to AFI through a third-party contract with Accordian Partners. AFI was invoiced $695,950 by Accordian Partners and paid that amount directly to Accordian Partners. Mr. Waina was compensated by Accordian Partners and AFI has no knowledge of Mr. Waina’s compensation paid by Accordian Partners.

7)	Ms. Trojanowski’s employment with AFI commenced on October 19, 2020. She was eligible for and received a pro rata AIP payment.
8)

Includes 2019 retention awards of $200,000 Messrs. Parisi and Bassett, $250,000 for Mr. Flaharty, and $100,000 for Mr. Bingham, that fully vested and paid out in 2020 due to the turnover in the NEO ranks.

The following table provides the detail for the amounts reported in the All Other Compensation column for 2020 for each NEO:

Name	Perquisites and other Benefits ($)	Company Match Savings Plan Contributions ($)	Severance ($)	Total ($)
Michel Vermette		9,750		9,750
Douglas Bingham[a]			797,513	797,513
Greg Waina[b]
Amy Trojanowski
Christopher Parisi		3,397		3,397
Brent Flaharty
John Bassett		3,120		3,120

[a]	Mr. Bingham’s severance payments were provided under AFI’s Executive Severance Plan, described below under “Potential Payments upon Termination or Change in Control”.

[b]	Mr. Waina’s services were provided through Accordion Partners, and as such he was not an AFI employee and did not receive any compensation directly from the Company. (See footnote 6, above.)

GRANTS OF PLAN-BASED AWARDS

The table below shows information on awards granted to our NEOs under our AIP and LTIP in 2020. There is no assurance that the grant date fair value of stock awards will be realized by the executive, and we note that the 2017 and 2018 PSU grants did not vest and were canceled.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards[1,2]			Estimated Future Payouts Under Equity Incentive Plan Awards[2]			All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock and Option Awards[5] (#)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Michel Vermette	N/A	325,000	650,000	1,300,000
	3/24/20				113,750	227,500	284,375		204,750
	3/24/20		$390,000

Douglas Bingham[3]	N/A	82,500	165,000	330,000
	3/24/20				19,688	39,375	49,219		35,438
	3/24/20		67,500

Amy Trojanowski[4]	N/A	28,253	56,506	113,012
	10/19/20							100,000	526,000

Christopher Parisi	N/A	93,424	186,848	373,696
	3/24/20				25,270	50,540	63,175		45,486
	3/24/20		86,640

Brent Flaharty	N/A	91,300	182,600	365,200
	3/24/20				21,788	43,575	54,469		39,218
	3/24/20		74,700

John Bassett	N/A	73,937	147,874	295,748
	3/24/20				19,408	38,815	48,519		34,934
	3/24/20		66,540

[1]

The amounts shown represent the 2020 AIP threshold, target and maximum opportunity for each NEO. Threshold performance was not met. The actual 2020 AIP payouts approved by the Committee are included in the Bonus column of the Summary Compensation Table.

[2]

We redesigned our LTIP grants in 2020 to directly align executive and stockholder interests by creating a PSU grant with share price hurdles that will vest in 2023 based on the 20-day trading average after the 2023 release of fourth quarter and full year 2022 results. Due to limitations in our share pool, we were unable to grant the entire LTIP value in equity, and NEOs received 70% of their LTIP value in equity and the remaining 30% in the form of a cash-based grant that cliff vests after two years. This cash amount does not change regardless of share price movement. The PSUs have a limited leverage model, with minimum vesting at 50% of target, mid vesting (between minimum and target) at 75% of Target, and maximum payout at 125% of target. The PSUs have a one-year, post-vesting holding period for any portion that vests above target, such that the vested above-target PSUs will not be available to be sold until the one-year anniversary following the vesting date of the PSUs, subject to limited exceptions. Any dividend equivalents payable in connection in the PSUs are paid in cash.

[3]

Mr. Bingham’s employment with the Company terminated on June 26, 2020. He received $80,014 as his pro rata target opportunity under AIP consistent with the Executive Severance Plan. Equity Incentive Plan Awards represents his full opportunity under the PSUs granted to Mr. Bingham in 2020, which were forfeited upon employment separation.

[4]

Ms. Trojanowski’s employment with the Company commenced on October 19, 2020. The non-equity incentive plan amounts represent her pro rata AIP opportunity. Ms. Trojanowski was ineligible for the March 24, 2020 LTIP grant. The Company awarded Ms. Trojanowski 100,000 RSUs as a sign-on grant, which vest ratable over five years upon the commencement of her employment.

[5]

Amounts represent the aggregate grant date fair value for long-term incentive equity awards granted in 2020, as calculated under the Financial Accounting Standards Board’s Accounting Standards Codification Topic 718. Under ASC Topic 718, the grant date fair value is calculated using a Monte Carlo simulation based on the closing market price of our Common Shares on the date of the grant and the relevant share price hurdles.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The table below shows the number of shares covered by exercisable and unexerciseable stock options and unvested RSUs and PSUs held by the NEOs as of December 31, 2020. Market or payout values in the table below are based on the closing price of our Common Shares as of that date, which was $3.82. The table below includes equity awards that were previously granted to NEOs by Armstrong World Industries (or “AWI”) and were converted to awards with respect to AFI stock in the spin-off from AWI. Equity Incentive Plan values for 2020 represent threshold performance.

		Option Awards			Stock Awards
		Number of Securities Underlying Unexercised Options Exercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plans Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plans Awards: Market or Payout Value of Unearned Shares or Other Rights That Have Not Vested ($)
Name	Grant Date
Michel Vermette	9/11/2019				114,450	[1]	437,199	371,430	[2]	1,418,863
	3/24/2020							138,750		530,025

Douglas Bingham	3/7/2019							6,368	[3]	24,326
	3/7/2018							2,619	[3]	10,005

Amy Trojanowski	10/19/2020				100,000	[4]	382,000

Christopher Parisi	2/20/2013	5,706	13.98	02/20/23
	2/25/2014	5,417	14.55	02/25/24
	1/5/2018				13,616	[5]	52,013
	3/7/2018							18,755	[6]	71,644
	3/7/2019				3,528	[7]	13,477	15,872	[7]	60,631
	11/7/2019				45,000	[5]	171,900
	3/24/2020							25,270	[8]	96,531

Brent Flaharty	1/5/2018				12,147	[5]	46,402
	3/7/2018							14,768	[6]	56,414
	3/7/2019				2,712	[7]	10,360	12,199	[7]	46,600
	11/7/2019				60,000	[5]	229,200
	3/24/2020							21,788	[8]	83,230

John Bassett	3/2/2011	4,095	9.61	03/02/21
	2/28/2012	7,194	11.67	02/28/22
	2/20/2013	8,720	13.98	02/20/23
	2/25/2014	7,568	14.55	02/25/24
	1/5/2018				12,254	[5]	46,810
	3/7/2018							14,897	[6]	56,907
	3/7/2019				2,710	[7]	10,352	12,193	[7]	46,577
	11/7/2019				45,000	[5]	171,900
	3/24/2020							19,408	[8]	74,139

[1]	Grant will vest ratably over five years.
[2]

This PSU grant has a five-year performance period ending September 11, 2024. The PSU vesting is based on the achievement of applicable performance targets related to average share price hurdles which are reviewed annually.

[3]

The 2018 and 2019 PSU grants for all NEOs had vesting based on the achievement of applicable performance targets relative to (1) cumulative Free Cash Flow performance (25% weight) and (2) cumulative EBITDA performance (75% weight) during the performance period (maximum payout of 200% of target). These are the pro rata PSUs that continued in effect after Mr. Bingham’s employment terminated.

[4]	Sign-on grant will vest ratably over five years.
[5]

The November 7, 2019 grants vest ratably in years two, three and four after the date of grant. The January 5, 2018 grants vest 50% each on the 2nd and 3rd anniversaries of the grant, and are distributed on the third anniversary of the grant.

[6]

The 2018 PSUs had a 3-year performance period ending December 31, 2020. The PSUs for all NEOs had vesting based on the achievement of applicable performance targets relative to (1) cumulative Free Cash Flow performance (25% weight) and (2) cumulative EBITDA performance (75% weight) during the performance period (maximum payout of 200% of target). After December 31, 2020, the Committee determined that the performance targets were not met and the PSUs did not vest and were canceled.

[7]

The 2019 LTIP grant for all NEOs consisted of 75% PSUs and 25% RSUs. The RSUs vest ratably over three years. The first tranche of RSUs vested in 2020 and are not included in this amount. The PSUs for all NEOs have vesting based on the achievement of applicable performance targets relative to (1) cumulative Free Cash Flow performance (25% weight) and (2) cumulative EBITDA performance (75% weight) during the performance period (maximum payout of 200% of target). The performance period ends December 2021.

[8]	The 2020 LTIP grant included three-year cliff vested PSUs and a cash based award. The PSUs will vest in 2023 based on meeting share price hurdles.

OPTION EXERCISES AND STOCK VESTED

There were no stock options exercised by any of our NEOs during 2020. The following table shows the stock awards held by each of our NEOs that vested during 2020.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)[1]
Michel Vermette	28,612	107,009
Douglas Bingham	2,465	5,048
Christopher Parisi	1,763	3,367
Brent Flaharty	6,170	17,996
John Bassett	1,355	2,588

[1]	Represents the number of RSUs and PSUs that vested in 2020 multiplied by the share price on the date of vesting.

PENSION BENEFITS

The only NEO eligible for pension benefits is Mr. Bassett. The table below shows the present value of accumulated benefits payable to Mr. Bassett, including the number of years of service credited to him under the RIP and RBEP as of December 31, 2020. The amounts were determined using the same interest and mortality rate assumptions used in our Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2020. The RIP and RBEP (which are successors to AWI plans) were closed to new salaried participants effective January 1, 2005, and were closed to existing salaried participants who did not meet the age and service requirements as of March 1, 2006. The RIP and RBEP were amended to freeze benefit accruals for salaried employees, including the NEOs, effective December 31, 2017. Mr. Bassett’s RIP and RBEP benefits were frozen February 28, 2006.

The RBEP was established to pay any benefit that cannot be paid under the RIP due to Internal Revenue Code compensation or benefits limitations. All pension benefits are paid by the Company. Benefits payable under the RIP and RBEP are based on a formula that yields an annual amount payable over the participant’s lifetime beginning at the age where the participant qualifies for an unreduced life annuity benefit. RBEP benefits are paid in the form of an annuity.

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit (S)	Payments During Last Fiscal Year ($)
John C. Bassett	Retirement Income Plan for Employees of Armstrong Flooring, Inc.	8	395,413
	Retirement Benefit Equity Plan of Armstrong Flooring, Inc.	8	19,542

Participants in the RIP may retire as early as age 55 provided the participant is vested under the plan. Participants become vested after completing five years of continuous employment having worked at least 1,000 hours in each year. Normal retirement date is the first of the month nearest the participant’s 65th birthday. Except as noted below, there is a reduction for early retirement for salaried participants who retire between the ages of 55 and 65. An employee who retires from active employment can receive an unreduced pension benefit commencing on the date of retirement if the employee’s age (minimum age 55) and total service totals 90 points (the “Rule of 90”). The unreduced Rule of 90 benefit is limited to the employee’s pension amount accrued to through 28, 2006. Employees receive credit for post-March 1, 2006, age and service for Rule of 90 eligibility.

The normal form of benefit payment is a monthly annuity. Except for payments having a lump sum present value of $10,000 or less under the RIP, no lump sum payments are permitted. Various forms of annuity payments (including life, joint and survivor, period certain and level income options) are available under the pension plans. The annuity payments for these options are determined by actuarially adjusting the life annuity pension amount for the selected form of payment. The formula for the regular life annuity pension benefit for salaried employees under the RIP is based on the following factors:

•

the participant’s Average Final Compensation (the “AFC”) which is the average of the three highest years of eligible compensation (base salary plus annual incentive) during the last ten years of employment with AWI and AFI;

•	the participant’s number of years of total service (credited years of employment with AWI and AFI) used to calculate the pension amount; and

•

the participant’s Adjusted Covered Compensation (the “ACC”), which is a percentage of the average Social Security tax base for the 35-year period ending with the year the participant will qualify for an unreduced Social Security pension benefit.

The unreduced annual life annuity pension is the sum of the following four calculations, each of which may not be less than zero

1.	AFC x 0.009 x total service to a maximum of 35 years; plus

2.	(AFC – ACC) x 0.005 x total service to 35 years; plus

3.	(AFC – 2 x ACC) x 0.0015 x total service to 35 years; plus

4.	AFC x 0.012 x total service over 35 years.

To the extent the participant is eligible for a frozen ESOP Pension Account annuity benefit that can be paid from the RIP, all of the allowable portion of the calculated annuity benefit will be added to the regular pension amount.

Special provisions apply if the RIP is terminated within five years following an Extraordinary Event, as this term is defined in the RIP. Upon the occurrence of such an event, plan liabilities would first be satisfied, and then remaining plan assets would be applied to increase retirement income to employees. The amount of the increase assumes that the employee would have continued employment with AFI until retirement. Our NEO who is eligible for RIP pension benefits would be entitled to this benefit under these circumstances.

The assumptions used to calculate the actuarial present values shown in the table above are as follows:

•	Discount rate used to value benefit obligations equals 2.50%;

•	Post-Retirement Mortality using PR2012 projected from 2012 with MP2020;

•	EPA interest rate of 2.28%;

•	Retirement at age 65 or Rule of 90 eligibility, as specified.

NONQUALIFIED DEFERRED COMPENSATION

Name	Executive Contributions in 2020 ($) (1)	Registrant Contributions in 2020 ($) (2)	Aggregate Earnings in 2020 ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at 12/31/2020 ($) (3)
Michel Vermette	40,625	9,750	6,326		56,701
Douglas Bingham[4]		3,019			20,198
Amy Trojanowski[5]
Christopher Parisi	3,839	3,397	10,653		66,857
Brent Flaharty
John Bassett	4,160	3,120	17,123		144,665

(1)	The amount in this column is also reported as either Salary or Bonus in the SCT.
(2)	The amount in this column is also reported in the All Other Compensation column of the SCT.
(3)	The table below reflects amounts reported in the aggregate balance at last fiscal year-end.
(4)	Mr. Bingham’s employment terminated effective June 26, 2020.
(5)	Ms. Trojanowski’s employment with AFI was effective October 19, 2020

Name	Aggregate Balance at 12/31/2019 ($)
Michel Vermette
Douglas Bingham[1]	17,179
Amy Trojanowski
Christopher Parisi	48,968
Brent Flaharty
John Bassett	120,262

(1)	Mr. Bingham’s employment terminated effective June 26, 2020.

The NQDCP was established to provide benefits similar to the 401(k) plan as it applies to eligible employees whose eligible earnings (base salary plus annual incentive) exceed the Internal Revenue Code compensation limit in effect for the plan year. A participant may elect to defer up to 25% of eligible base salary earnings and up to 25% of eligible AIP payout that in 2020 exceeded $243,750. The company matching contribution is the same as that provided under the AFI 401(k) plan. Participants may transfer account balances between available investment options on a notational basis.

Participants become vested in the Company matching contributions after completing three years of continuous service in which the participant worked at least 1,000 hours in each year.

Under the NQDCP, except in the case of an unforeseeable emergency or having reached age 70, no in-service distributions are permitted. Participants can elect to receive plan benefits as a single lump sum or in 120-month installments commencing after the date of the participant’s termination. All elections must comply with the Internal Revenue Code requirements. If the total account value is less than $10,000, the entire account balance will be paid as a single lump sum distribution at the time of termination. In the event of a participant’s death, any remaining payments shall be paid to the participant’s designated beneficiary or estate.

Under the NQDCP, the company reserves the right to cause the participant to forfeit or require repayment of the Company match benefits where the participant is discharged for willful, deliberate or gross misconduct, or where the participant has engaged in conduct that is injurious to the company.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

The tables below summarize the estimated value of the potential payments and benefits under the Company’s plans and arrangements to which each NEO would be entitled upon termination of employment under the circumstances indicated. Except for the continuation of health and welfare benefits and outplacement support, amounts would be paid as a lump sum at termination. The amounts shown assume that such termination was effective December 31, 2020. Mr. Bingham’s payments and benefits represent the actual amounts provided to him under his severance agreement as a result of the termination of his employment effective June 26, 2020.

The “Change in Control” column assumes that there is no limitation on payments under the “best net” provision in each CIC agreement relating to tax under Sections 280G and 4999 of the Internal Revenue Code. Under the “best net” provision, if the payments and benefits otherwise payable to an NEO would constitute excess parachute payments within the meaning of Section 280G of the Internal Revenue Code, then the Company will reduce such payments and benefits to an amount that would avoid any excise taxes under Section 4999 of the Internal Revenue Code, provided that such reduction would provide the NEO with a greater net after-tax benefit than if there were no reduction. Amounts in the “Change in Control” column are “double trigger” payments and are therefore applicable only in the event both a CIC event and either an involuntary (without Cause) termination or a termination for Good Reason under the CIC agreement occur. The 2018 PSUs did not vest and were canceled in early 2021 based on the Committee’s certification that performance did not meet the minimum goals. The Performance Shares below are valued at target.

Michel Vermette

	Reason for Termination
Program Element	Resignation	Involuntary for Cause	Involuntary without Cause	Termination for Good Reason	Change in Contro
Cash Severance	—	—	2,600,000	2,600,000	3,250.000
Health & Welfare Benefit Continuation	—	—	33,600	33,600	44,800
Outplacement Support	—	—	30,000	30,000	30,000
Pro-rated Bonus	—	—
Accelerated Long-Term Incentives
Performance Shares	—	—	—	—	530,025
Restricted Stock	—	—	—	—	437,199
Stock Options	—	—	—	—	—
LTIP Cash Grant					390,000

Total	—	—	2,663,600	2,663,600	4,244,825

Amy Trojanowski	Reason for Termination
Program Element	Resignation	Involuntary for Cause	Involuntary without Cause	Termination for Good Reason	Change in Control
Cash Severance	—	—	1,051,875	1,051,875	1,402,500
Health & Welfare Benefit Continuation	—	—	8,668	8,668	44,880
Outplacement Support	—	—	20,000	20,000	30,000
Pro-rated Bonus	—	—	56,506	56,506	56,506
Accelerated Long-Term Incentives
Performance Shares	—	—	—	—
Restricted Stock	—	—	15,627	15,627	382,000
Stock Options	—	—	—	—	—
LTIP Cash Grants

Total	—	—	1,152,676	1,152,676	1,915,886

Douglas Bingham

	Reason for Termination
Program Element	Resignation	Involuntary for Cause	Involuntary without Cause or Termination for Good Reason	Termination for Good Reason	Change in Control
Cash Severance	—	—	777,513
Health & Welfare Benefit Continuation	—	—	7,339
Outplacement Support	—	—	20,000
Pro-rated Bonus	—	—
Accelerated Long-Term Incentives
Performance Shares	—	—	—	—
Restricted Stock	—	—	1,182
Stock Options	—	—	—	—	—

Total	—	—	806,034

Christopher Parisi	Reason for Termination
Program Element	Resignation	Involuntary for Cause	Involuntary without Cause	Termination for Good Reason	Change in Control
Cash Severance	—	—	789,854	789,854	1,053,138
Health & Welfare Benefit Continuation	—	—	7,876	7,876	49,271
Outplacement Support	—	—	20,000	20,000	30,000
Pro-rated Bonus	—	—	186,848	186,848	186,848
Accelerated Long-Term Incentives
Performance Shares	—	—	—	—	325,338
Restricted Stock	—	—	234,239	234,239	237,390
Stock Options	—	—	—	—	—
LTIP Cash Grants					86,640

Total	—	—	1,238,817	1,238,817	1,968,625

Brent Flaharty	Reason for Termination
Program Element	Resignation	Involuntary for Cause	Involuntary without Cause	Termination for Good Reason	Change in Control
Cash Severance	—	—	771,900	771,900	1,029,200
Health & Welfare Benefit Continuation	—	—	8,688	8,688	44,880
Outplacement Support	—	—	20,000	20,000	30,000
Pro-rated Bonus	—	—	182,600	182,600	182,600
Accelerated Long-Term Incentives
Performance Shares	—	—	—	—	269,470
Restricted Stock	—		57,300	57,300	285,961
Stock Options	—	—	—	—	—
LTIP Cash Grants					74,700

Total	—	—	1,040,488	1,040,088	1,916,811

John Bassett	Reason for Termination
Program Element	Resignation	Involuntary for Cause	Involuntary without Cause	Termination for Good Reason	Change in Control
Cash Severance	—	—	665,436	665,436	887,248
Health & Welfare Benefit Continuation	—	—	8,668	8,668	44,880
Outplacement Support	—	—	20,000	20,000	30,000
Pro-rated Bonus	—	—	147,874	147,874	147,874
Accelerated Long-Term Incentives
Performance Shares	—	—	—	—	251,757
Restricted Stock	—	—	42,975	42,975	234,239
Stock Options	—	—	—	—	—
LTIP Cash Grants					66,540

Total	—	—	884,953	884,953	1,662,538

Resignation or Involuntary Termination for Cause

No incremental benefits are provided to any of our NEOs in the event of a voluntary resignation or an involuntary termination for Cause.

Involuntary Termination without Cause in the Absence of CIC

We maintain the Executive Severance Plan to provide severance pay in a situation other than a CIC. All NEOs, except for Mr. Vermette, participate in the Executive Severance Plan. Mr. Vermette’s severance payments and benefits are set forth in his employment agreement and described below.

The Executive Severance Plan provides each NEO with severance payments and benefits in the event of the NEO’s termination of employment by the Company without Cause, including (1) due to a reduction in force; (2) due to the elimination of the NEO’s position; or (3) for any reason approved by the Executive Severance Plan administrator, provided that the NEO is not provided with Reasonable Alternative Employment (described below). For purposes of the Severance Plan, “Cause” shall mean any of the following conduct by a NEO, as determined in the sole discretion of the Committee: (a) conviction of a felony or a crime involving moral turpitude; (b) fraud, dishonesty, misrepresentation, theft or misappropriation of funds with respect to the company; (c) violation of AFI’s Code of Conduct or employment policies, as in effect from time to time; (d) breach of any written non-competition, confidentiality or non-solicitation covenant of the NEO with respect to the company; or (e) gross misconduct in the performance of the NEO’s duties with the company. “Reasonable Alternative Employment” shall mean an offer of employment where (i) the base salary is equal to at least 90% of the NEO’s current base salary, and (ii) the distance between the NEO’s residence or current place of employment and the new place of employment is within 50 miles, or the distance of the NEO’s current commute, whichever is greater.

Severance payments and benefits under the Executive Severance Plan include the following, provided that the NEO delivers an effective release of claims in favor of the Company and its affiliates and executes a restrictive covenants agreement containing non-competition, non-solicitation, confidentiality and non-disparagement covenants:

•

In the case of the CEO (if the CEO participates in the Executive Severance Plan), a lump sum payment equal to two times the sum of the CEO’s base salary and target annual incentive under the AIP, and in the case of each other NEO, a lump sum payment equal to one and one-half times the sum of the NEO’s base salary and target annual incentive under the AIP.

•	Each NEO can participate as an “active employee” under the applicable health, dental and vision plans as of the NEO’s termination date, less the active monthly employee rate for the severance period.

•

A lump sum prorated AIP for the fiscal year in which the NEO’s termination date occurs, calculated based on actual Company performance through the end of the fiscal year and the period that the NEO was employed with the Company during such fiscal year. The prorated AIP, if any, will be paid at the same time annual incentives are paid to active employees under the AIP.

•	Up to 12 months of outplacement services, not to exceed $20,000 in cost.

Information in the tables above assumes that any termination was effective December 31, 2020 and is based on the program parameters in effect as of December 31, 2020, as outlined above.

Qualifying Involuntary Termination in Connection with a Change in Control

All NEOs, except for Mr. Vermette, have CIC Agreements. Under the CIC Agreement, the NEO is entitled to receive severance payments upon involuntary termination without Cause or resignation for Good Reason within two years following a CIC, or within six months preceding a CIC if the termination is in connection with a potential CIC. Mr. Bingham’s CIC Agreement ceased to be in effect as a result of his termination of employment.

“Cause” is defined in the CIC Agreements as (i) the willful and continued failure by the NEO to substantially perform the NEO’s duties after a written demand for substantial performance is delivered to the NEO by the Board, or (ii) the willful engaging by the NEO in conduct which is demonstrably and materially injurious to the company, or (iii) the NEO’s conviction of any felony.

Resignation for Good Reason as defined in each NEO’s individual CIC agreement means:

(i)

the assignment to the NEO of any duties inconsistent with the NEO’s status as an executive officer of the Company or a substantial adverse alteration in the nature or status of the NEO’s responsibilities, including diminution as a result of the Company no longer being a publicly traded corporation following the CIC;

(ii)	a reduction by the Company in the NEO’s annual base salary;

(iii)	relocation of the NEO’s principal place of employment to a location more than 50 miles from the principal place of employment immediately before the CIC;

(iv)	failure by the Company to pay to the NEO any portion of the NEO’s current compensation; or

(v)

failure by the Company to continue in effect any compensation or benefit plan in which the NEO participates immediately prior to a CIC which is material to the NEO’s total compensation unless an equitable arrangement has been made.

CIC Agreements – Key Terms

We will not provide tax gross-ups under Sections 280G and 4999 of the Internal Revenue Code to any of our NEOs. Set forth below are certain key terms of the CIC Agreements (including those set forth in Mr. Vermette’s employment agreement):

Term of Agreement	Fixed one-year term that automatically renews for an additional year unless notice is given at least 90 days prior to the anniversary of intent not to renew; term automatically continues for two years if the CIC occurs during term.

Severance Benefits	2.5 times base salary plus target AIP for Mr. Vermette, 2 times base salary plus target AIP for Messrs. Bingham, Flaharty, Parisi and Bassett.

Pro rata AIP	Prorated target AIP for year of termination

Health & Welfare Benefit Continuation	Continued life, disability, accident and health insurance benefits (including for the NEO’s dependents) for 24 months following the NEO’s termination date, less the active employee costs for such benefits.

Outplacement	Up to $30,000 in outplacement fees assistance

Accelerated Equity Vesting	Double-trigger accelerated vesting (requires a CIC and qualifying termination of employment) for stock options, RSUs, PSUs and other equity grants to vest if assumed by the acquirer; the Company may cash out equity grants if not assumed by the acquirer.

LTIP Cash Awards	Double-trigger accelerated vesting (requires a CIC and qualifying termination of employment) for Cash LTIP grants

Restrictive Covenants	Non-competition and non-solicitation restrictions for twenty-four (24) months post-employment in the case of Mr. Vermette and eighteen (18) months for other NEOs

Parachute Tax	Any amounts paid under the CIC Agreement will be reduced to the maximum amount that can be paid without being subject to the excise tax imposed under Internal Revenue Code Section 4999, but only if the after-tax benefit of the reduced amount is higher than the after-tax benefit of the unreduced amount.

“Change in Control” (or “CIC”) generally means the occurrence of one of the following events:

I.    Any person is or becomes the beneficial owner, directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such person any securities acquired directly from the Company or its affiliates) representing 35% or more of the combined voting power of the Company’s then outstanding securities, excluding any person who becomes such a beneficial owner in connection with a transaction described in Clause (i) of Paragraph (III) below; or

II.    the following individuals cease for any reason to constitute a majority of the number of directors then serving: individuals who, on the date hereof, constitute the Board and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of the Company) whose appointment or election by the Board or nomination for election by the Company’s stockholders was approved or recommended by a vote of at least 2/3 of the directors then still in office who either were directors on the date hereof or whose appointment, election or nomination for election was previously so approved or recommended; or;

III.    there is consummated a merger or consolidation of the Company or any direct or indirect subsidiary of the Company with any other corporation, other than (i) a merger or consolidation immediately following which the individuals who comprise the Board immediately prior thereto constitute at least a majority of the Board of Directors of the company, the entity surviving such merger or consolidation or, if the Company or the entity surviving such merger is then a subsidiary, the ultimate parent thereof, or (ii) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no person is or becomes the beneficial owner, directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such person any securities acquired directly from the company or its affiliates) representing 35% or more of the combined voting power of the Company’s then outstanding securities; or

IV.    the stockholders of the Company approve a plan of complete liquidation or dissolution of the Company or there is consummated an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets, other than a sale or disposition by the Company of all or substantially all of the Company’s assets immediately following which the individuals who comprise the Board immediately prior thereto constitute at least a majority of the Board of Directors of the entity to which such assets are sold or disposed or any parent thereof.

Notwithstanding the foregoing, a CIC shall not be deemed to have occurred by virtue of the consummation of any transaction or series of integrated transactions immediately following which the record holders of the Common Shares of the Company immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in an entity which owns all or substantially all of the assets of the Company immediately following such transaction or series of transactions.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

Securities authorized for issuance under equity compensation plans as of December 31, 2019.

	(a) Number of securities to be issued upon exercise of outstanding options, warrants, and rights	(b) Weighted-average exercise price of outstanding options, warrants, and rights	(c) Number of securities remaining available for future Issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holder(s)	2,241,484 (1)	$12.86 (2)	2,051,888 (3)
Equity compensation plans not approved by security holder(s)	0	Not Applicable	0
Totals	2,241,484	$12.86	2,051,888

(1)

Includes RSUs, PSAs, PSUs and stock options to purchase Common Shares granted under the Company’s 2016 LTIP (including awards granted under the Armstrong World Industries, Inc. 2011 Long-Term Incentive Plan (or predecessor plans) and converted to awards on Common Shares of the Company and assumed effective as of April 1, 2016 under 2016 LTIP) and 2016 Directors Stock Unit Plan.

(2)	Represents the weighted-average exercise price of the outstanding stock options only; the outstanding RSUs and PSUs are not included in this calculation.
(3)

Reflects shares available pursuant to the issuance of stock options, RSUs, PSUs, or other stock-based awards under the 2016 LTIP and 2016 Directors Stock Unit Plan. This number includes all shares that have been and may be issued under the LTIP since its inception in 2016 including awards granted under the Armstrong World Industries, Inc. 2011 Long-Term Incentive Plan (or predecessor plans) and converted to awards on Common Shares of the Company and assumed effective as of April 1, 2016 under 2016 LTIP.

PROPOSAL 4 — ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION

Pursuant to Section 14A of the Exchange Act and the related rules of the SEC, we seek your vote to approve, on an advisory basis, the compensation of the Company’s NEOs as disclosed in this Proxy Statement pursuant to the SEC’s compensation disclosure rules, including the Compensation Discussion and Analysis, the compensation tables, and the narrative disclosures that accompany the compensation tables (a “say-on-pay” vote).

As described in detail under the heading “Compensation Discussion and Analysis” in this Proxy Statement, the Board seeks to link a significant portion of senior executive compensation with the Company’s performance. The Company’s compensation programs are designed to reward the Company’s senior executives for the achievement of short-term and long-term financial goals, while minimizing excessive risk taking. The Company’s executive compensation program is strongly aligned with the long-term interests of stockholders. The Company urges you to read the Compensation Discussion and Analysis section of this Proxy Statement for additional details on our executive compensation program, including our compensation philosophy and objectives and the compensation of the Company’s NEOs during fiscal year 2020.

The Compensation Committee and the Company took seriously and promptly considered the 2020 say on pay vote results. Since that vote, the Company has invited most of its largest stockholders to discuss the vote results, and solicit feedback on executive compensation, as well as sustainability and governance generally, and has engaged, in some cases more than once, with holders of approximately 30-35% of our Common Shares. The Company reported such discussions to the Compensation Committee and Governance Committee.

The vote on this proposal is not intended to address any specific element of compensation; rather, the vote relates to all compensation relating to the Company’s NEOs, as described in this Proxy Statement. The vote is advisory and is not binding on the Company, the Board, or the Compensation Committee, and will not be construed as overruling a decision by, or creating or implying any additional fiduciary duty for, the Company, the Board, or the Compensation Committee. However, the Board and Compensation Committee value the opinions expressed by stockholders in their votes on this proposal and will consider the outcome of the vote when making future compensation decisions and policies regarding the Company’s NEOs.

Accordingly, the Board and management ask stockholders to approve the following resolution at the Annual Meeting:

“RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the Company’s Proxy Statement for the 2021 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the compensation tables and any related material disclosed in this Proxy Statement.”

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL, ON AN ADVISORY BASIS, OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS AS DESCRIBED IN THIS PROXY STATEMENT.

PROPOSAL 5 — RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2021

The Audit Committee selected KPMG LLP to audit our consolidated financial statements and our internal control over financial reporting for 2021. In accordance with past practice, the appointment of KPMG LLP to be the Company’s registered independent public accounting firm for 2021 will be presented to the stockholders for ratification at the Annual Meeting; however, consistent with the requirements of the Sarbanes-Oxley Act of 2002, the Audit Committee has ultimate authority in respect of the selection and appointment of our independent registered public accounting firm. The Audit Committee may reconsider its selection if the appointment is not ratified by the stockholders. A representative of KPMG LLP is expected to be present at the Annual Meeting and will have the opportunity to make a statement if he or she desires to do so. The representative is expected to be available to respond to appropriate questions from stockholders at the meeting.

THE BOARD RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE

RATIFICATION OF THE APPOINTMENT OF KPMG LLP.

AUDIT COMMITTEE REPORT

The Audit Committee engaged KPMG LLP as the Company’s independent registered public accounting firm for 2020. In making this selection, the Audit Committee considered KPMG LLP’s qualifications, discussed with KPMG LLP its independence, and reviewed the audit and non-audit services provided by KPMG LLP to the Company.

Management of the Company has primary responsibility for preparing the Company’s financial statements and establishing effective internal control over financial reporting. KPMG LLP is responsible for auditing those financial statements and expressing an opinion on the conformity of the Company’s audited financial statements with accounting principles generally accepted in the United States and on the effectiveness of the Company’s internal control over financial reporting based on the criteria established in the Internal Control-Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission. Accordingly, the Audit Committee reviewed and discussed the audited consolidated financial statements for fiscal 2020 with the Company’s management. The Audit Committee also reviewed and discussed with management the critical accounting policies applied by the Company in the preparation of those financial statements. The Audit Committee also discussed with KPMG LLP the matters required to be discussed by applicable standards of the Public Company Accounting Oversight Board, and had the opportunity to ask KPMG LLP questions relating to such matters. The discussions included the quality, and not just the acceptability, of the accounting principles utilized, the reasonableness of significant accounting judgments, and the clarity of disclosures in the financial statements.

The Audit Committee considers the independence, qualifications and performance of KPMG LLP. Such consideration includes reviewing the written disclosures received from KPMG LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accountants’ communications with the Audit Committee concerning independence, and discussing with KPMG LLP their independence.

Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2020. The Audit Committee has also engaged KPMG LLP as the Company’s independent registered public accounting firm for 2021. The Audit Committee and the Board believe that the continued retention of KPMG LLP to serve as the Company’s independent registered public accounting firm is in the best interests of the Company and its stockholders and have recommended that stockholders ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year 2021.

Submitted by the Audit Committee

Michael W. Malone (Chair)

Michael F. Johnston

Kathleen S. Lane

Jeffrey Liaw

FEES PAID TO INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Aggregate fees for professional services rendered by KPMG LLP, our independent registered public accounting firm, for 2020 and 2019 are set forth in the table below.

	(amounts in thousands)
	2020	2019
Audit Fees (1)	$1,849	$1,691
Audit Related Fees (2)	2	13
Audit and Audit Related Fees Subtotal	1,851	1,704
Tax Fees (3)	91	174
All Other Fees	—	—
Total Fees	$1,942	$1,878

(1)

Audit Fees are for services rendered in connection with the audit of Armstrong Flooring’s consolidated financial statements as of and for the year ended December 31, 2020 and 2019, for which a portion of the billings occurred in the following year. Audit fees were also incurred for reviews of condensed consolidated financial statements included in Armstrong Flooring’s quarterly reports on Form 10-Q, services normally provided in connection with statutory and regulatory filings, and services for consents.

(2)	Audit Related Fees consisted principally of fees for accounting research assistance on technical accounting topics.
(3)	Tax Fees were primarily for tax consultation and compliance services.

The Audit Committee has considered whether the provision by KPMG LLP of the non-audit services described above was allowed under Rule 2-01(c)(4) of Regulation S-X and was compatible with maintaining auditor independence, and has concluded that KPMG LLP was and is independent of the Company in all respects.

AUDIT COMMITTEE PRE-APPROVAL POLICY

The Audit Committee adheres to a policy that requires the Audit Committee’s prior approval of any audit, audit- related and non-audit services provided by the firm that serves as our independent registered public accounting firm. Pursuant to this policy, management cannot engage the firm for any services without the Audit Committee’s pre-approval. The Audit Committee delegates to the Audit Committee Chair the authority to pre-approve non-audit services not exceeding 5% of the total audit fees for the year for purposes of handling immediate needs, with a report to the full Audit Committee of such approvals at its next meeting. The policy complies with Section 10A(i) of the Exchange Act.

OTHER BUSINESS

The Board knows of no matters other than the foregoing to come before the Annual Meeting. However, if any other matters come before the Annual Meeting, the persons named in the enclosed proxy will vote in their discretion with respect to such other matters.

SUBMISSION OF STOCKHOLDER PROPOSALS

In order to submit stockholder proposals for the 2022 annual meeting of stockholders for inclusion in the Company’s 2022 proxy statement pursuant to SEC Rule 14a-8, materials must be received by the Corporate Secretary at the Company’s corporate offices in Lancaster, Pennsylvania, no later than December 24, 2021.

The proposals must comply with all of the requirements of SEC Rule 14a-8. Proposals should be addressed to: Corporate Secretary, 1770 Hempstead Road, Lancaster, Pennsylvania 17601. As the rules of the SEC make clear, simply submitting a proposal does not guarantee its inclusion.

The Bylaws also establish an advance notice procedure with regard to director nominations and stockholder proposals that are not submitted for inclusion in the proxy statement, but that a stockholder instead wishes to present directly at an annual meeting. To be properly brought before the 2022 annual meeting of stockholders, a notice of the nomination or the matter the stockholder wishes to present at the meeting must be delivered to the Corporate Secretary at the Company’s corporate offices in Lancaster (see above), not later than 90 days nor earlier than 120 days prior to the first anniversary of the date of the Annual Meeting. As a result, any notice given by or on behalf of a stockholder pursuant to these provisions of the Bylaws (and not pursuant to SEC Rule 14a-8) must be received no earlier than February 4, 2022 and no later than March 6, 2022. All director nominations and stockholder proposals must comply with the requirements of our Bylaws, a copy of which may be obtained at no cost from the Corporate Secretary.

In either case, if the date of our 2022 annual meeting of stockholders is more than 25 calendar days before or after the first anniversary of the Annual Meeting, your proposal must be received by the Corporate Secretary by close of business on the tenth day following the day we publicly announce the date of the 2022 annual meeting of stockholders.

Any stockholder proposals not received by such applicable dates will be considered untimely and, if presented at the 2022 annual meeting of stockholders, the proxy holders will be able to exercise discretionary authority to vote on any such proposal to the extent authorized by SEC Rule 14a-4(c).

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act and the regulations thereunder require certain of our officers, as well as our directors and persons who own more than 10% of a registered class of our equity securities (collectively, the “reporting persons”) to file reports of ownership and changes in ownership with the SEC and to furnish us with copies of these reports. Based solely on our review of the copies of these reports within a prescribed period of time and written representations we received from the reporting persons, we believe that all filings required to be made by the reporting persons during or with respect to fiscal year 2020 were made on a timely basis, except that Form 4 filings for Messrs. Bassett, Flaharty, Parisi and Vermette reflecting the March 24, 2020 awards of performance based restricted stock units with three year cliff vesting contingent solely on the Company’s common share price to be determined in 2023 were not reported on a timely basis.

ANNUAL REPORT ON FORM 10-K

Our Annual Report to Stockholders, including financial statements, is being furnished simultaneously with this Proxy Statement to all stockholders of record as of the Record Date. A copy of our Annual Report and Form 10-K for the year ended December 31, 2020, including financial statements, but excluding the financial statement schedules and most exhibits, will be provided without charge to stockholders upon written request to: Armstrong Flooring, Inc., Investor Relations (i) prior to July 1, 2021: 2500 Columbia Avenue, P.O. Box 3025, Lancaster, Pennsylvania 17603 or (ii) on or after July 1, 2021: 1770 Hempstead Road, Lancaster, PA 17601.

Our Annual Report is also available at www.proxyvote.com, or www.armstrongflooring.com – Investor Relations – Annual Reports And Proxies. The Form 10-K is also available at www.armstrongflooring.com– Investor Relations–SEC Filings, and will include a list of exhibits to the Form 10-K. Copies of exhibits will be furnished to stockholders upon written request and upon our receipt of payment of reproduction and mailing expenses.

INCORPORATION BY REFERENCE

To the extent that this Proxy Statement has been or will be specifically incorporated by reference into any other filing of Armstrong Flooring under the Securities Act of 1933, as amended, or the Exchange Act, the sections of this Proxy Statement entitled “Audit Committee Report” (to the extent permitted by the rules of the SEC) and “Compensation Committee Report” shall not be deemed to be so incorporated, unless specifically provided otherwise in such filing.

ANNEX A

Armstrong Flooring, Inc. and Subsidiaries

Reconciliation of Adjusted Net (Loss) to Net (Loss) (unaudited)

(In millions)	Twelve Months Ended December 31, 2020
Net cash used for operating activities	$(28.2)
Less: Capital expenditures	(22.8)
Add: Proceeds from asset sales	1.7

Free cash flow	$(49.3)

Free cash flow is a non-GAAP financial measure and consists of cash flows from operating activities less capital expenditures net of proceeds from asset sales. The Company’s management believes Free cash flow is meaningful to investors because management reviews Free cash flow in assessing and evaluating performance. However, this measure should be considered in addition to, rather than a substitute for cash flows used for operating activities provided in accordance with GAAP. The Company’s method of calculating Free cash flow may differ from methods used by other companies and, as a result, Free cash flow may not be comparable to other similarly titled measures disclosed by other companies.

A-1

ANNEX B

CERTIFICATE OF AMENDMENT

TO THE

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

ARMSTRONG FLOORING, INC.

Pursuant to Section 242 of the General

Corporation Law of the State of Delaware

ARMSTRONG FLOORING, INC., a Delaware corporation (hereinafter called the “Corporation”), does hereby certify as follows:

FIRST: Clause (b) of Paragraph FIFTH of the Amended and Restated Certificate of Incorporation of the Corporation is hereby amended and restated to read in its entirety as set forth below:

(b) The Board shall consist of not less than five (5) nor more than nine (9) directors, the exact number of which shall be fixed from time to time by resolution adopted by the affirmative vote of a majority of the entire board of Directors.

SECOND: The foregoing amendment was duly adopted in accordance with Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, Armstrong Flooring, Inc. has caused this Certificate to be duly executed in its corporate name this [    ] day of [    ] 2021.

ARMSTRONG FLOORING, INC.

By:
Christopher S. Parisi
Senior Vice President, General
Counsel & Secretary

B-1

ANNEX C

Amended and Restated

Armstrong Flooring, Inc. 2016 Directors Stock Unit Plan

1.	Purpose

The purposes of the Amended and Restated Armstrong Flooring, Inc. 2016 Directors Stock Unit Plan (the “Plan”) are to promote the growth and profitability of Armstrong Flooring, Inc. (the “Company”) by increasing the mutuality of interests between directors and the stockholders of the Company.

The Plan was first effective on April 1, 2016 (the “Original Effective Date”), and is hereby amended and restated as of June 4, 2021, subject to approval by the Company’s stockholders (the “Amendment Effective Date”). The Plan as in effect before the Amendment Effective Date shall apply to all grants made before the Amendment Effective Date.

2.	Definitions

The following terms shall have the meanings shown:

2.1    “Affiliate” shall mean, with respect to any Person, any other Person that, at any time that a determination is made hereunder, directly or indirectly, controls, is controlled by, or is under common control with such first Person. For the purpose of this definition, “control” shall mean, as to any Person, the possession, directly or indirectly, of the power to elect or appoint a majority of directors (or other persons acting in similar capacities) of such Person or otherwise to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

2.2    “Amendment Effective Date” shall have the meaning ascribed in Section 1.

2.3    “Assumed Grants” shall have the meaning ascribed to the term in Section 4.7.

2.4    “Beneficial Owner” and “Beneficially Own” shall have the meaning set forth in Rules 13d-3 and 13d-5 promulgated under the Exchange Act or any successor provision.

2.5    “Board” shall mean the Board of Directors of the Company.

2.6    “Change in Control” of the Company shall be deemed to have occurred if the event set forth in any one of the following sections shall have occurred:

(a)    Any Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company (not including in the securities Beneficially Owned by such Person any securities acquired directly from the Company or its Affiliates) representing thirty-five percent (35%) or more of the combined voting power of the Company’s then outstanding securities, excluding any Person who becomes such a Beneficial Owner in connection with a transaction described in clause (i) of subsection (c) below;

(b)    The following individuals cease for any reason to constitute a majority of the number of directors then serving: individuals who, on the date hereof, constitute the Board and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of the Company) whose appointment or election by the Board or nomination for election by the Company’s stockholders was approved or recommended by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors on the date hereof or whose appointment, election or nomination for election was previously so approved or recommended;

(c)    There is consummated a merger or consolidation of the Company or any direct or indirect subsidiary of the Company with any other corporation, other than (i) a merger or consolidation immediately following which the individuals who comprise the Board immediately prior thereto constitute at least a majority of the board of directors of the Company, the entity surviving such merger or consolidation or, if the Company or the entity surviving such merger is then a subsidiary, the ultimate parent thereof, or (ii) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company (not including in the securities Beneficially Owned by such Person any securities acquired directly from the Company or its Affiliates) representing thirty-five percent (35%) or more of the combined voting power of the Company’s then outstanding securities; or

(d)    The stockholders of the Company approve a plan of complete liquidation or dissolution of the Company or there is consummated an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets, other than a sale or disposition by the Company of all or substantially all of the Company’s assets immediately following which the individuals who comprise the Board immediately prior thereto constitute at least a majority of the board of directors of the entity to which such assets are sold or disposed or any parent thereof.

Notwithstanding the foregoing, a “Change in Control” shall not be deemed to have occurred (i) by virtue of the consummation of any transaction or series of integrated transactions immediately following which the record holders of the common stock of the Company immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in an entity which owns all or substantially all of the assets of the Company immediately following such transaction or series of transactions or (ii) by virtue of the consummation of a spin-off of any business line or business unit of the Company or a sale of (or similar transaction with respect to) all or substantially all of the assets that comprise a business line or business unit of the Company.

In addition, for purposes of any award of Units that constitutes nonqualified deferred compensation subject to Section 409A of the Code and that provides for payment upon a Change in Control, then, for purposes of such payment provisions, no “Change in Control” shall be deemed to have occurred upon an event described above in this Section 2.6 unless the event would also constitute a “change in the ownership of a corporation,” “change in the effective control of a corporation,” or a “change in the ownership of a substantial portion of a corporation’s assets” within the meaning of Section 409A of the Code.

2.7    “Committee” shall mean the Nominating and Governance Committee of the Board, or any other committee designated by the Board to administer the Plan.

2.8    “Common Stock” shall mean Common Stock of the Company.

2.9    “Company” shall have the meaning ascribed to the term in Section 1.

2.10    “Deferred Payment Date” shall have the meaning set forth in Section 4.3(c).

2.11    “Dividend Equivalent” shall mean the right to receive an amount equal to any cash dividend that is paid on a share of Common Stock underlying a Unit, including regular cash dividends and extraordinary cash dividends.

2.12    “Exchange Act” shall mean Securities Exchange Act of 1934, as amended.

2.13    “Nonemployee Director” shall mean a member of the Board who is not an employee of the Company or its subsidiaries.

2.14    “Original Effective Date” shall mean April 1, 2016.

2.15    “Participant” shall mean a Nonemployee Director to whom Units are granted under the Plan.

2.16    “Person” shall mean any individual, entity or group, including any “person” or “group” within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision.

2.17    “Plan” shall have the meaning ascribed to the term in Section 1.

2.18    “Separation from Service” shall mean a “separation from service” with the Company and its subsidiaries under Section 409A of the Code.

2.19    “Unit” shall mean a right granted by the Committee pursuant to Section 4.1 to receive one share of Common Stock as of a specified date, which right may be made conditional upon continued service or the occurrence or nonoccurrence of specified events as herein provided.

3.	General

3.1    Administration. The Plan may be administered by the Board or, if so delegated, to the Committee. Administration shall be delegable to the extent it does not adversely affect the exemption provided by Rule 16b-3 of the Exchange Act and provided that such delegation complies with applicable law and applicable stock exchange requirements. To the extent that the Board or Committee administers the Plan, references in the Plan to the “Committee” shall be deemed to refer to the Board or the Committee, as applicable.

(a)    Committee Membership. Unless the Plan is administered by the Board, each member of the Committee shall at the time of any action under the Plan be a “Nonemployee Director” within the meaning of Rule 16b-3(b) (or any successor rule) promulgated under the Exchange Act, and to the extent any member of the Committee is not a “Nonemployee Director” within the meaning of Rule 16b-3(b) (or any successor rule) promulgated under the Exchange Act, such member shall abstain or recuse himself or herself from such action, provided that, upon such abstention or recusal, the Committee remains composed of two or more “Nonemployee Directors.”

(b)    Committee Authority. The Committee shall have the authority in its sole discretion from time to time: (i) to make discretionary grants of Units to eligible directors as provided herein; (ii) to prescribe such terms, conditions, limitations and restrictions, not inconsistent with the Plan, applicable to any grant as deemed appropriate; and (iii) to interpret the Plan, to adopt, amend and rescind rules and regulations relating to the Plan, and to make all other determinations and take all other action necessary or advisable for the implementation and administration of the Plan. A majority of the Committee shall constitute a quorum, and the action of a majority of the members of the Committee present at any meeting at which a quorum is present, or acts unanimously adopted in writing without the holding of a meeting, shall be the acts of the Committee. All such actions of the Committee shall be final, conclusive and binding upon the Participant.

(c)    Indemnification. No member of the Committee and no employee of the Company shall be liable for any act or failure to act hereunder, except in circumstances involving his or her bad faith or willful misconduct, or for any act or failure to act hereunder by any other member or employee or by any agent to whom duties in connection with the administration of this Plan have been delegated. The Company shall indemnify members of the Committee and any agent of the Committee who is an employee of the Company, a subsidiary or an affiliate against any and all liabilities or expenses to which they may be subjected by reason of any act or failure to act with respect to their duties on behalf of the Plan, except in circumstances involving such person’s bad faith or willful misconduct.

3.2    Eligibility. A grant of Units under the Plan may be made to any Nonemployee Director of the Company.

3.3    Common Stock Available under the Plan.

(a)    Aggregate Limitation. Subject to adjustments pursuant to Section 5.4, the aggregate number of shares of Common Stock that may be issued in connection with Units granted under the Plan on or after the Amendment Effective Date shall not exceed 300,000 shares, plus the number of shares of Common Stock that remained available for awards of Units under this Plan as of the Amendment Effective Date. In addition, the number of shares of Common Stock subject to outstanding awards that are forfeited, terminated, or otherwise are not paid in full on and after the Amendment Effective Date shall be available for issuance under the Plan.

(b)    Individual Participant Limitation. For grants made on or after the Amendment Effective Date, the maximum grant date value of shares of Common Stock subject to grants of Units made to any Participant during any one calendar year for services rendered as a Nonemployee Director, taken together with any cash fees earned by such Participant for services rendered as a Nonemployee Director during the calendar year, shall not exceed $600,000 in total value. For purposes of this limit, the value of such grants shall be calculated based on the grant date fair value of such grants for financial reporting purposes.

(c)    Source of Shares. Shares of Common Stock issued under the Plan may be authorized but unissued shares of Common Stock or reacquired shares of Common Stock, including shares purchased by the Company on the open market for purposes of the Plan.

(d)    Share Counting. If and to the extent any Units granted under this Plan are forfeited, terminated, or otherwise are not paid in full, the shares reserved for such grants shall again be available for purposes of the Plan. The provisions of this Section 3.3(d) shall apply only for purposes of determining the aggregate number of shares of Common Stock that may be issued under the Plan, but shall not apply for purposes of determining the maximum number of shares of Common Stock with respect to which grants may be granted to any individual Participant under the Plan.

4.	Units; Assumed Grants

4.1    Grant of Units. Each Nonemployee Director shall be granted Units under the Plan in accordance with the provisions set forth below, contingent upon his or her continued service as a director of the Company:

(a)    Annual Grants. Unless the Committee determines otherwise, each year, each Nonemployee Director shall be granted a number of Units under the Plan based on a formula approved by the Committee. The Committee shall establish appropriate terms and conditions for the annual grants.

(b)    Pro-Rated Grants. In the case of a Nonemployee Director who is elected to the Board other than at the annual meeting of stockholders, the Committee may pro-rate the amount of the annual grant of Units awarded to such director to correspond to the period of time to be served by the Nonemployee Director between such Nonemployee Director’s election and the next annual meeting of stockholders.

(c)    Discretionary Grants. Units may also be granted under the Plan to eligible Nonemployee Directors at such times, in such amounts, and upon such terms and conditions as the Committee deems appropriate.

4.2    Grant Agreements. The grant of Units shall be evidenced by a written agreement executed by the Company and the Participant, stating the number of Units granted and such other terms and conditions of the grant as the Committee may from time to time determine. Units granted under the Plan shall be made conditional upon the Participant’s acknowledgement, in writing or by acceptance of the Units, that all decisions and determinations of the Committee shall be final and binding on the Participant, his or her successors and any other person having or claiming an interest under such Units.

4.3    Standard Terms and Conditions of Units. Unless otherwise determined by the Committee, each grant of Units under the Plan shall be made on the following terms and conditions, in addition to such other terms and conditions as the Committee may prescribe:

(a)    Vesting. The date on which each Unit shall vest, contingent upon the Participant’s continued service as a director of the Company on such date, shall be the first to occur of:

(i)    The date of the next annual stockholders meeting;

(ii)    The date on which the Participant has a Separation from Service on account of death or total and permanent disability of the Participant (as determined by the Committee); or

(iii)    The date of a Change in Control.

(b)    Payment Date. Each vested Unit shall be paid upon vesting of the Units in accordance with Section 4.3(d) below, unless the Participant has made an effective deferral election in accordance with Section 4.3(c) below.

(c)    Deferral Elections. A Participant may elect to defer payment of vested Units that will be granted in a designated year, consistent with the requirements of Section 409A of the Code. The deferral election may provide for payment upon the first to occur of (i) the date of the Participant’s Separation from Service for any reason other than cause (as determined by the Committee) or (ii) a Change in Control that meets the requirements of a “a change in the ownership or effective control, or a change in the ownership of a substantial portion of the assets,” of the Company under Section 409A of the Code. The first to occur of (i) or (ii) is referred to as the “Deferred Payment Date.” Any election to defer payment of Units must be made in writing in a form approved by the Committee and must be made prior to January 1 of the calendar year in which the Units are to be granted to the Participant, or as otherwise permitted under Section 409A of the Code. The Company shall create a bookkeeping account for each Participant who defers Units, and shall credit the Participant’s deferred Units to such bookkeeping account.

(d)    Time and Form of Payment. Vested Units shall be paid in the form of shares of Common Stock, with one share of Common Stock delivered for each vested Unit, within 60 days after the date of vesting in accordance with Section 4.3(b) or within 60 days after the Deferred Payment Date in accordance with Section 4.3(c), as applicable.

(e)    Forfeiture of Units. Upon the effective date of a Separation from Service for cause, as determined by the Committee, all Units that have not been paid, whether or not vested, shall immediately be forfeited to the Company without consideration or further action being required of the Company or the Participant. Upon the effective date of a Separation from Service for any reason other than cause, as determined by the Committee, all unvested Units (other than those that vest in accordance with Section 4.4(a)(ii)) shall immediately be forfeited to the Company without consideration and without further action being required of the Company or the Participant.

(f)    Dividend Equivalents. If an award of Units is outstanding as of the record date for determining the stockholders of the Company entitled to receive a cash dividend on its outstanding shares of Common Stock, each Participant shall be entitled to be credited with Dividend Equivalents with respect to the Participant’s outstanding Units. Dividend Equivalents will accrue as of the date of the dividend payment and, if applicable, will be credited to a bookkeeping account established by the Company for the Participant. Dividend Equivalents on unvested Units will accrue and be paid in cash within 60 days after the date of vesting of the underlying Units. Dividend Equivalents on vested Units that have been deferred will be paid in cash on the payment date for the applicable dividend. If and to the extent that the underlying Units are forfeited, all related accrued Dividend Equivalents shall also be forfeited. No interest shall accrue on Dividend Equivalents.

4.4    Optional Terms and Conditions of Units. To the extent not inconsistent with the Plan, the Committee may prescribe such terms and conditions applicable to any grant of Units as it may in its discretion determine, notwithstanding the provisions of Section 4.3. The Committee shall have discretion to accelerate vesting of Units in such circumstances as the Committee deems appropriate.

4.5    Transfer Restriction. No Unit shall be assignable or transferable by another than by will, or if the Participant dies intestate, by the laws of descent and distribution of the state of domicile at the time of death.

4.6    Continued Service as an Employee. Unless the Committee determines otherwise, if a Participant ceases serving as a director and, immediately thereafter, he or she is employed by the Company or any subsidiary, then such Participant will not be deemed to have ceased service for purposes of the Plan at that time, and his or her continued employment by the Company or any subsidiary will be deemed to be continued service for purposes of the Plan; provided, however, that such service shall cease as of the date of a Separation from Service, and such former director will not be eligible for additional grants of Units under the Plan while he or she is an employee of the Company or a subsidiary.

4.7    Assumed Grants. Stock unit grants made under the Armstrong World Industries, Inc. 2008 Directors Stock Unit Plan and the Armstrong World Industries, Inc. 2006 Phantom Stock Unit Plan that have been converted to stock unit grants on Common Stock and assumed by the Company effective as of the Original Effective Date (the “Assumed Grants”) shall continue to be subject to the terms and conditions of the applicable grant agreements and the plan under which they were granted and shall vest and be paid according to the applicable grant agreements and plan. Shares with respect to such outstanding Assumed Grants shall be issued under this Plan as in effect before the Amendment Effective Date.

5.    Miscellaneous

5.1    No Right to Continued Service. Nothing in the Plan or in any agreement entered into pursuant to the Plan shall confer upon any Participant the right to continue in the service as a director of the Company or an employee of the Company or any of its subsidiaries, nor shall it affect any right that the Company or its stockholders may have to elect or remove directors or hire or fire any employees.

5.2    Non-Uniform Determinations. The Committee’s determinations under the Plan need not be uniform and may be made by it selectively among persons who receive, or are eligible to receive, grants under the Plan, whether or not such persons are similarly situated.

5.3    No Rights as stockholders. Recipients of grants under the Plan shall have no rights as stockholders of the Company with respect thereto until shares of Common Stock are delivered in payment therefor.

5.4    Adjustments of Stock. Units granted under the Plan and any agreements evidencing such grants, the maximum number of shares of Common Stock that may be issued under the Plan as stated in Section 3.3(a) and the maximum number of shares of Common Stock with respect to which grants may be made to any one Participant as stated in Section 3.3(b) shall be subject to mandatory adjustment or substitution, as determined by the Committee in its sole discretion, as to the number, price or kind of a share of Common Stock or other consideration subject to such Units or as otherwise determined by the Committee to be equitable:

(i)    in the event of changes in the outstanding Common Stock or in the capital structure of the Company by reason of stock or extraordinary cash dividends, stock splits, reverse stock splits, spinoffs, recapitalization, reorganizations, mergers, consolidations, combinations, exchanges, or other relevant changes in capitalization occurring after the date of grant of any such Units, or

(ii)    in the event of any change in applicable laws or any change in circumstances which results in or would result in any substantial dilution or enlargement of the rights granted to, or available for, Participants, or which otherwise warrants equitable adjustment because it interferes with the intended operation of the Plan.

The adjustments of grants under this Section 5.4 shall include adjustment of shares or other terms and conditions, as appropriate. The Company shall give each Participant notice of an adjustment hereunder and, upon notice, such adjustment shall be conclusive and binding for all purposes.

5.5    Amendment or Termination of the Plan.

(a)    Amendment. The Board may from time to time amend the Plan as it may deem advisable; provided, however, that approval of the stockholders of the Company will be required if such approval is required in order to comply with applicable law or stock exchange requirements. An amendment of this Plan will, unless the amendment provides otherwise, be immediately and automatically effective for all outstanding grants. The Committee may amend any outstanding grants under this Plan, provided the grants, as amended, contain only such terms and conditions as would be permitted or required for a new grant under this Plan.

(b)    Termination. The Plan shall terminate on the day immediately preceding the tenth (10th) anniversary of the Original Effective Date, unless the Plan is terminated earlier by the Board or is extended by the Board with the approval of the stockholders. The termination of the Plan shall not impair the power and authority of the Committee with respect to outstanding grants.

5.6    Unfunded Plan. Participants shall have no right, title, or interest whatsoever in or to any investments which the Company may make to aid it in meeting its obligations under the Plan. Nothing contained in the Plan, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind, or a fiduciary relationship between the Company and any Participant, beneficiary, legal representative or any other person. To the extent that any person acquires a right to receive payments from the Company under the Plan, such right shall be no greater than the right of an unsecured general creditor of the Company. All payments to be made hereunder shall be paid from the general funds of the Company and no special or separate fund shall be established and no segregation of assets shall be made to assure payment of such amounts except as expressly set forth in the Plan. The Plan is not intended to be subject to the Employee Retirement Income Security Act of 1974, as amended.

5.7    No Fractional Shares. No fractional shares of Common Stock shall be issued or delivered pursuant to the Plan or any grant. The Committee shall determine whether cash or other property shall be issued or paid in lieu of fractional shares or whether such fractional shares or any rights thereto shall be forfeited or otherwise eliminated.

5.8    Company Policies. All Units granted under the Plan shall be subject to any applicable clawback or recoupment policies, share trading policies and other policies that may be implemented by the Board from time to time. Unless the Committee determines otherwise, Nonemployee Directors must hold a portion of the net after-tax shares received upon payment of Units granted under this Plan until the applicable stock ownership guidelines are met, in accordance with the Company’s stock ownership policy applicable to Nonemployee Directors.

5.9    Requirements for Issuance of Shares. No Common Stock shall be issued in connection with any grant hereunder unless and until all legal requirements applicable to the issuance of such Common Stock have been complied with to the satisfaction of the Committee. The Committee shall have the right to condition any grant to any Participant hereunder on such Participant’s undertaking in writing to comply with such restrictions on his or her subsequent disposition of such shares of Common Stock as the Committee shall deem necessary or advisable, and certificates representing such shares may be legended to reflect any such restrictions. Certificates representing shares of Common Stock issued under the Plan will be subject to such stop-transfer orders and other restrictions as may be required by applicable laws, regulations and interpretations, including any requirement that a legend be placed thereon. No Participant shall have any right as a stockholder with respect to Common Stock covered by a grant until shares have been issued to the Participant.

5.10    Compliance with Law. The Plan and the obligations of the Company to issue or transfer shares of Common Stock in accordance with grants under the Plan shall be subject to all applicable laws and to approvals by any governmental or regulatory agency as may be required. With respect to persons subject to Section 16 of the Exchange Act, it is the intent of the Company that the Plan and all transactions under the Plan comply with all applicable provisions of Rule 16b-3 or its successors under the Exchange Act. To the extent that any legal requirement of Section 16 of the Exchange Act ceases to be required under Section 16 of the Exchange Act, that Plan provision shall cease to apply. The Committee may revoke any grant under the Plan if it is contrary to law or modify a grant to bring it into compliance with any valid and mandatory government regulation. The Committee may also adopt rules regarding the withholding of taxes on payments to Participants. The Committee may also, in its sole discretion, agree to limit its authority under this Section.

5.11    Grants in Connection with Corporate Transactions and Otherwise. Nothing contained in this Plan shall be construed to (a) limit the right of the Committee to make grants under this Plan in connection with the acquisition, by purchase, lease, merger, consolidation or otherwise, of the business or assets of any corporation, firm or association, including grants to persons who become Nonemployee Directors of the Company, or for other proper corporate purposes, or (b) limit the right of the Company to make stock-based awards outside of this Plan. The terms and conditions of the grants hereunder may vary from the terms and conditions required by the Plan and from those of the substituted stock incentives, as determined by the Committee.

5.12    Section 409A. The Plan is intended to comply with the requirements of Section 409A of the Code, to the extent applicable. All grants shall be construed and administered such that the grant either (a) qualifies for an exemption from the requirements of Section 409A of the Code or (b) satisfies the requirements of Section 409A of the Code. If a grant is subject to Section 409A of the Code, (i) distributions shall only be made in a manner and upon an event permitted under Section 409A of the Code, including, if required by Section 409A, the six-month delay applicable to payments to specified employees upon Separation from Service, (ii) payments to be made upon a termination of service shall only be made upon a Separation from Service under Section 409A of the Code, (iii) unless the grant specifies otherwise, each installment payment shall be treated as a separate payment for purposes of Section 409A of the Code, and (iv) in no event shall a Participant, directly or indirectly, designate the calendar year in which a distribution is made except in accordance with Section 409A of the Code.

5.13    Governing Law. This Plan, grants hereunder and actions taken in connection herewith shall be governed and construed in accordance with the laws of the State of Delaware (regardless of the law that might otherwise govern under applicable Delaware principles of conflict of laws).

ARMSTRONG FLOORING, INC. ATTN: CHRISTOPHER S. PARISI 2500 COLUMBIA AVENUE P.O. BOX 3025 LANCASTER, PA 17603 VOTE BY INTERNET—www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. ET on 06/03/2021. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. During The Meeting—Go to www.virtualshareholdermeeting.com/AFI2021 You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. VOTE BY PHONE—1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. ET on 06/03/2021. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. For Withhold For All To withhold authority to vote for any All All Except individual nominee(s), mark “For All Except” and write the number(s) of the The Board of Directors recommends you vote FOR the following: nominee(s) on the line below. 0 0 0 1. To elect seven (7) director nominees named in the accompanying Proxy Statement to serve one-year terms expiring at the 2022 Annual Meeting of Stockholders; Nominees 01) Michael F. Johnston 02) Kathleen S. Lane 03) Jeffrey Liaw 04) Michael W. Malone 05) Larry S. McWilliams 06) James C. Melville 07) Michel S. Vermette The Board of Directors recommends you vote FOR proposals 2, 3, 4 and 5: For Against Abstain 2. To approve of an amendment to the Company’s 0 0 0 NOTE: To transact such other business that may Amended and Restated Certificate of properly come before the Annual Meeting or any Incorporation to decrease the minimum and adjournments or postponements thereof. maximum number of directors that constitute our Board; 3. To approve the Amended and Restated Armstrong 0 0 0 Flooring, Inc. Directors Stock Unit Plan; 4. To hold a non-binding, advisory vote to approve 0 0 0 the compensation of the Company’s named executive officers; 177 5. To ratify the appointment of KPMG LLP as the 0 0 0 . Company’s independent registered public 0 . accounting firm for 2021; and . 0 R1 1 _ Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or 0000507235 partnership name by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Annual Report is/ are available at www.proxyvote.com ARMSTRONG FLOORING, INC. Annual Meeting of Stockholders June 4, 2021 9:00 AM This proxy is solicited by the Board of Directors The undersigned hereby appoints Larry S. McWilliams and James C. Melville as proxies, each with full power of substitution, to represent and vote as designated on the reverse side, all of the common shares of Armstrong Flooring, Inc. held of record by the undersigned on April 7, 2021, at the Annual Meeting of Stockholders to be held on June 4, 2021 at 9:00 A.M., virtually at www.virtualshareholdermeeting.com/AFI2021, or any adjournment of postponement thereof. This proxy, when properly executed, will be voted in the manner directed herein. lf no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations. . 177 . 0 . 0 R1 _ 2 0000507235 Continued and to be signed on reverse side